UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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KENNAMETAL INC.

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KENNAMETAL INC.
1600 Technology Way
P.O. Box 231
Latrobe, Pennsylvania 15650-0231

Notice of Annual Meeting of Shareowners
to be held October 23, 2007

To the Shareowners of Kennametal Inc.:

The Annual Meeting of Shareowners of Kennametal Inc. will be held at the Quentin C. McKenna Technology Center, located at the company’s executive offices at 1600 Technology Way (on Route 981 South), Latrobe, Unity Township, Pennsylvania, on Tuesday, October 23, 2007 at 2:00 p.m. (Eastern Time) to consider and act upon the following matters:

1. The election of three directors for terms to expire in 2010; and

2. The ratification of the selection of the independent registered public accounting firm for the fiscal year ending June 30, 2008.

Shareowners also will be asked to consider such other business as may properly come before the meeting. The Board of Directors has fixed Tuesday, September 4, 2007 as the record date. Only shareowners of record at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting.

If you plan to attend the Annual Meeting, please note that each shareowner must present valid picture identification, such as a driver’s license or passport. Additionally, shareowners holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date to be admitted to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the enclosed envelope, or vote by telephone or via the Internet as instructed on the enclosed form of proxy, to ensure your shares are voted at the Annual Meeting.

By Order of the Board of Directors

David W. Greenfield
Secretary

September 14, 2007

Proxy Statement for Kennametal Inc. Annual Meeting of Shareowners

October 23, 2007

General Information

When is the 2007 annual meeting?

The 2007 annual meeting will be held on Tuesday, October 23, 2007 at 2:00 p.m. at the Quentin C. McKenna Technology Center, located at the company’s executive offices at 1600 Technology Way (on Route 981 South), Latrobe, Unity Township, Pennsylvania.

When was this Proxy Statement mailed to shareowners?

This proxy statement was first mailed to shareowners on or about September 14, 2007.

Why did I receive this Proxy Statement?

The Board of Directors of Kennametal Inc. (“Kennametal” or the “company”) is soliciting proxies to be voted at the annual meeting of shareowners (the “annual meeting”) to be held on October 23, 2007, and at any adjournment of the annual meeting. When the company asks for your proxy, we must provide you with a proxy statement that contains certain information specified by law.

What will the shareowners vote on at the annual meeting?

Two items:

•	The election of three directors (with terms to expire in 2010)

•	The ratification of the selection of the independent registered public accounting firm (the “independent auditors”) for the fiscal year ending June 30, 2008.

Will there be any other items of business on the agenda?

We do not expect any other items of business; however, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

Shareowners as of the close of business on Tuesday, September 4, 2007 (the “record date”) may vote at the annual meeting. For all matters other than the election of directors (for which you are permitted to cumulate votes) you have one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name as the shareowner of record

•	held for you in an account with a broker, bank, or other nominee

•	attributed to your account in a company sponsored 401(k) plan.

What constitutes a quorum?

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the annual meeting. As of the record date, 38,900,380 shares of company common stock were issued and outstanding. Abstentions and broker non-votes (which are explained below) will be counted for purposes of determining a quorum, but will not be counted as votes cast.

How many votes are required for the approval of each item?

There are differing vote requirements for the two proposals.

•	The three nominees for director receiving the most votes will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as votes against a nominee.

•	The ratification of the selection of the auditors will be approved if it receives the affirmative vote of at least a majority of the votes cast by shareowners present, in person or by proxy, at the meeting. Abstentions will not be counted either for or against the proposal.

Broker nonvotes.  If your shares are held by a broker (in street name), the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the election of directors and the ratification of the selection of the auditors, the broker may vote your shares in its discretion. For certain other non-routine proposals, though, the broker may not vote your shares at all. When that happens, it is called a “broker nonvote.” There are no proposals of this type to be voted upon for this year’s annual meeting.

How do I vote by proxy?

If you are a shareowner of record, you may vote your proxy by any one of the following methods.

•	By mail. Sign and date each proxy card you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee, or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners.

Note that if you previously elected to receive proxy-related materials electronically, you did not receive a proxy card. If you wish to vote by mail, rather than by telephone or on the Internet as discussed below, you may request paper copies of these materials, including a proxy card, by calling 1-866-211-6288. Please make sure you give us the control number from the e-mail message that you received notifying you of the electronic availability of these materials, along with your name and mailing address.

•	By telephone. You may vote by telephone by following the instructions on the enclosed proxy card or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card. Telephone voting will be available until 11:59 p.m. Eastern Time on October 22, 2007.

•	By Internet. You may vote online at http://www.eproxy.com/kmt. Follow the instructions on the enclosed proxy card or, if you received these materials electronically, the instructions in the e-mail message that notified you of their availability. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, do not return your proxy card. Internet voting will be available until 11:59 p.m. Eastern Time on October 22, 2007.

Voting In Person.  If you are a shareowner of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card, by telephone, or on the Internet even if you plan to attend the meeting.

How do I vote shares that are held by my broker?

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides for you. Most brokers offer voting by mail, telephone, and on the Internet.

How do I vote my shares in the 401(k) plan?

You may instruct the plan trustee on how to vote your shares in the 401(k) plan by mail, by telephone, or on the Internet as described above, except that, if you vote by mail, the card that you use will be a voting instruction card rather than a proxy card. You will receive the voting instruction card from the plan trustee in the mail.

How can I revoke a proxy or change my vote?

You have the right to revoke your proxy at any time before the meeting by (1) notifying the company’s Secretary in writing or (2) delivering a later-dated proxy by telephone, on the Internet, or by mail. If you are a shareowner of record, you may also revoke your proxy by voting in person at the meeting.

How will the named proxies vote my shares?

The shares represented by all properly executed proxies received by the Secretary prior to the meeting and not revoked will be voted. If you specify a voting choice on the form of proxy (or the proxy given by telephone or via the Internet), the shares will be voted in accordance with that choice. If you return your signed proxy but do not indicate your voting preferences, the named proxies will vote on your behalf for the election of the nominees for director listed below and for the ratification of the selection of the independent auditor.

What does it mean if I receive more than one proxy card?

It means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

Who tabulates the votes?

The votes are tabulated by BNY Mellon Shareowner Services (formerly Mellon Investor Services LLC), which acts as an independent inspector of election.

What should I do if I want to attend the annual meeting?

If you plan to attend the annual meeting, you must present valid picture identification, such as a driver’s license or passport. If you hold your shares in a brokerage account, you will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date to be admitted to the annual meeting. Please do not bring cameras, recording equipment, electronic devices, large bags, briefcases or packages with you. You will be asked to check in with our security personnel and none of these items will be permitted in the annual meeting.

If you have questions about admittance or parking, you may call 724-539-5000.

Does the company offer an opportunity to receive future proxy materials electronically?

Yes. If you are a shareowner of record you may, if you wish, receive future proxy statements and annual reports online. If you would like to elect this feature, you may enroll at www.melloninvestor.com/ISD. Once enrolled, you will have secure online access to your proxy materials, statements, tax documents and other important shareowner correspondence.

If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future. If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.

What are the benefits of electronic delivery?

Electronic delivery reduces the company’s printing and mailing costs. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares online. If you have shares in more than one account, it is an easy way to avoid receiving duplicate copies of proxy materials.

What are the costs of electronic delivery?

The company charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.

May I change my mind later?

Yes. You may discontinue electronic delivery at any time. If you have questions about electronic delivery or wish to elect or discontinue electronic delivery, you may contact BNY Mellon Shareowner Services (formerly, Mellon Investor Services LLC) by any of the following methods:

By Phone:	1-866-211-6288
By Mail:	Mellon Investor Services LLC P.O. Box 358015 Pittsburgh, PA 15252	or	BNY Mellon Shareowner Services 480 Washington Blvd Jersey City, NJ 07310-1900
By Internet:	http://www.melloninvestor.com/isd

What is “householding”?

We have adopted “householding,” a procedure under which shareowners of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these shareowners notifies us that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings. Shareowners who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings. Beneficial shareowners can request information about householding from their banks, brokers, or other holders of record.

What if I want to receive a separate copy of the annual report and proxy statement?

If you participate in householding and wish to receive a separate copy of the 2007 annual report and proxy statement, or if you wish to receive separate copies of future annual reports and proxy statements, please call our Secretary at 724-539-6578 or write to Kennametal Inc., Attention: Secretary, 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231. We will deliver the requested documents to you promptly upon your request.

How do I contact the company or the Board of Directors?

The address of the principal executive offices of Kennametal Inc. is 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231.

You can send written communications to any of the members of our Board, addressed to:

Kennametal Inc.
c/o Corporate Secretary
1600 Technology way
P.O. Box 231
Latrobe, Pennsylvania 15650-0231.

All such communications will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to the company.

What are the procedures for submitting a shareowner proposal or nomination for the 2008 annual meeting?

The company’s 2008 annual meeting is expected to be held in October 2008. If a shareowner wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by May 17, 2008. Proposals should be addressed to the company’s Secretary at Kennametal Inc., 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231. Proposals must comply with Rule 14a-8 of Regulation 14A of the SEC proxy rules and must contain certain information specified in the company’s By-Laws.

In addition, the company’s By-Laws provide that any shareowner wishing to propose any other business at the annual meeting must give the company written notice no earlier than May 1, 2008 and no later than July 1, 2008. That notice must provide certain other information as described in the By-Laws.

Shareowner nominations for directors to be elected at the 2008 annual meeting must be submitted to the Secretary in writing no earlier than May 1, 2008 and no later than July 1, 2008. The By-Laws contain certain requirements for the information that must be provided in any shareowner nomination, including information about the nominee and the nominating shareowner. Please see “Committee Functions — Nominating/Corporate Governance Committee” under the “Board of Directors and Board Committees” section of this proxy statement for additional information regarding shareowner nominations to be considered by the Nominating/Corporate Governance Committee.

Any shareowner may obtain a copy of the By-Laws by submitting a written request to the company’s Secretary at Kennametal Inc., 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231.

Who pays for the solicitation of proxies?

Kennametal pays all costs related to the solicitation of proxies. We may solicit proxies by mail, or our directors, officers or employees may solicit proxies personally, by telephone, facsimile, or the Internet. We have retained the services of Morrow & Co., Inc. to assist in soliciting proxies from brokerage houses, custodians, nominees, other fiduciaries and other shareowners of the company. We will pay all fees and expenses of Morrow in connection with the solicitation; we do not expect those fees and expenses to exceed $35,000. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareowners and obtaining their votes.

Fiscal Year.

Kennametal’s fiscal year begins each year on July 1 and ends on the following June 30. Any reference to a “year” in this Proxy Statement is to a fiscal year. For example, references to “2007” mean the fiscal year beginning July 1, 2006 and ending June 30, 2007.

ELECTION OF DIRECTORS

Proposal I. Election of Directors

The terms for each of the following directors will expire at this year’s annual meeting: Carlos M. Cardoso, A. Peter Held, and Larry D. Yost. Each of these directors has been nominated by our Board of Directors and is standing for election to serve another term that will expire in 2010. The table below provides additional information about each nominee and each director whose term of office will continue after the annual meeting.

Our Board of Directors selected the persons named in the enclosed proxy (the “named proxies”) to act as proxies for the annual meeting. The named proxies have advised the Board that, unless authority is withheld, they will vote the shares represented by them for the election of the nominees named above. Each of the nominees has indicated his willingness to serve as a director. If, at the time of the meeting, any of the nominees is not available to serve as a director, the Board may nominate another person in the nominee’s stead. In that unlikely event, the named proxies intend to vote the shares represented by them for such other person or persons as may be nominated by the Board.

Kennametal shareowners have cumulative voting rights in the election of directors. When voting for directors, you may multiply the total number of shares that you are entitled to vote by the number of directors to be elected in a class. You may then cast the whole number of votes for one nominee or distribute them among the nominees as desired. If you’ve given voting instructions to a proxy, that person will follow your instructions. If you have not otherwise instructed the proxy as to cumulative voting, the proxy will have the discretion to exercise cumulative voting rights. Directors are elected by a plurality of votes cast; this means that the three individuals who receive the largest number of votes cast will be elected as Directors of the Third Class.

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees.

Name, Age and Year	Principal Occupation and Directorships of
First Elected(1)	Other Publicly Traded Corporations

Nominees for Directors of the Third Class With a Term to Expire in 2010
Carlos M. Cardoso Age: 49 Director since 2006	President and Chief Executive Officer since January 2006; Executive Vice President and Chief Operating Officer from January 2005 to December 2005; Vice President and President, Metalworking Solutions and Services Group, from April 2003 to December 2004. Formerly, President, Pump Division, Flowserve Corporation (a manufacturer / provider of flow management products and services) from August 2001 to March 2003.
A. Peter Held Age: 63 Director since 1995	Retired, having served as President of Cooper Tools, a division of Cooper Industries, Inc. (a manufacturer and marketer of industrial power tools and related systems and services) from 1992 to 2003.
Larry D. Yost Age: 69 Director since 1987	Chairman of the Board of Directors since January 2007. Retired, having served as Chairman and Chief Executive Officer of ArvinMeritor, Inc. (a provider of components for vehicles) from August 2000 to August 2004. Director of Milacron Inc., Actuant Corporation, and Intermec, Inc.
Directors of the First Class Whose Term Will Expire in 2008
Timothy R. McLevish Age: 52 Director since 2004	Senior Vice President and Chief Financial Officer of Ingersoll-Rand Company Limited (a diversified industrial company) since May 2002. Formerly, Executive Vice President of MeadWestvaco Corporation (a diversified manufacturing company) from January 2002 to March 2002.
Steven H. Wunning Age: 56 Director since 2005	Group President and Executive Office member of Caterpillar Inc. (a global manufacturer of construction, mining, and industrial equipment) since January 2004; Corporate Vice President of Caterpillar Inc. from November 1998 to January 2004.
Directors of the Second Class Whose Term Will Expire in 2009
Ronald M. DeFeo Age: 55 Director since 2001	Chairman of the Board of Terex Corporation (a global manufacturer of equipment for the construction and mining industries) since March 1998; Chief Executive Officer of Terex Corporation since March 1995; President from October 1993 through December 2006.
Philip A. Dur Age: 63 Director since 2006	Retired, having served as Corporate Vice President and President, Ship Systems Sector of Northrop Grumman Corporation (a global defense company) from October 2001 to December 2005.
William R. Newlin Age: 66 Director since 1982	Chairman of Newlin Investment Company LLC (a private investment firm) since April 2007. Executive Vice President and Chief Administrative Officer of Dick’s Sporting Goods, Inc. (a sporting goods retailer) from October 2003 to March 2007. Formerly, served as Chairman and Chief Executive Officer of Buchanan Ingersoll Professional Corporation (now Buchanan Ingersoll & Rooney, a law firm) from September 1980 to October 2003. Director of ArvinMeritor, Inc. and Calgon Carbon Corporation.
Lawrence W. Stranghoener Age: 53 Director since 2003	Executive Vice President and Chief Financial Officer of The Mosaic Company (a crop nutrition company) since September 2004. Formerly, Executive Vice President and Chief Financial Officer of Thrivent Financial for Lutherans (a financial services company) and its predecessor organization from January 2001 to September 2004.

(1)	Each current director has served continuously since he was first elected.

ETHICS AND CORPORATE GOVERNANCE

Code of Business Ethics and Conduct

All directors, officers and employees of the company, including our Chief Executive Officer, Chief Financial Officer and Corporate Controller, must strictly adhere to our Code of Business Ethics and Conduct.

The Code of Business Ethics and Conduct is designed to:

•	proactively promote ethical behavior;

•	protect the valued reputation of the company and its directors, officers and employees;

•	assist all employees to act as good corporate citizens around the world; and

•	continue to demonstrate that the company, and the individuals it employs, can be successful while maintaining the values which have served us well over the years.

We view violations of the Code very seriously. Personal consequences for violations can be severe and can include termination and/or legal action. Directors, officers and employees who know of or suspect a violation of the Code must report the matter to us promptly. Any of these individuals can report a concern or potential violation of the Code:

•	in writing directed to the Vice President, Secretary and General Counsel, Kennametal Inc., 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231

•	by calling the company’s toll-free HELPLINE (1-877-781-7319). The HELPLINE is accessible twenty-four (24) hours a day. Concerned persons can utilize the HELPLINE on a confidential and anonymous basis.

The Code of Business Ethics and Conduct is posted on our website at www.kennametal.com on the “Corporate Governance” page, which is accessible under the “Corporate” tab. We will disclose any future amendments to the Code that relate to our directors or executive officers on our website, as well as any waivers of the Code that relate to directors and executive officers.

Corporate Governance Guidelines

Our Board of Directors adopted the Kennametal Inc. Corporate Governance Guidelines (the “Guidelines”) to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the company. The Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level.

A complete copy of the Guidelines is available on our website at www.kennametal.com on the “Corporate Governance” page, which is accessible under the “Corporate” tab. You may also request a copy in paper form from the company’s Secretary. Any changes to the Guidelines in the future will also be posted on our website.

The following summary provides highlights of the Guidelines and related matters:

Selection of New Director Candidates

•	Board nominees are identified, screened and recommended by the Nominating/Corporate Governance Committee and approved by the full Board. The Nominating/Corporate Governance Committee will consider any director candidate nominated by a shareowner in accordance with our By-Laws and applicable law. For further information on shareowner nominating procedures, please refer to the response to the question “What are the procedures for submitting a shareowner proposal or nomination for the 2008 annual meeting?” under the “General Information” section of this proxy statement.

•	In 2007, the Nominating/Corporate Governance Committee did not engage the services of a third party search firm to assist the committee in the identification and evaluation of potential director candidates.

Board Membership Criteria

•	Directors are selected on the basis of independence, integrity, diversity, experience, sound judgment in areas relevant to our businesses, and willingness to commit sufficient time to the Board.

•	Board members are expected to ensure that other existing and planned future commitments do not materially interfere with service as a director.

Board Composition and Independence

•	A majority of Board members must qualify as independent directors under the listing standards of the New York Stock Exchange (“NYSE”) and the requirements of any other applicable regulatory authority.

•	Only those directors who the Board affirmatively determines have no material relationship with the company, either directly or indirectly, will be considered independent directors. The Board’s determination is based on the standards for independence under the rules of the NYSE and those of any other applicable regulatory authority, and also on additional qualifications set forth in the Guidelines regarding:

•	Indebtedness of the director, or immediate family members or affiliates of the director, to the company;

•	Indebtedness of the company to affiliates of the director; and

•	A director’s relationships with charitable organizations.

•	In June and July 2007, our management compiled and summarized directors’ responses to a questionnaire asking about their relationships with the company (and those of their immediate family members) and other potential conflicts of interest. This information, along with material provided by management related to transactions, relationships, or arrangements between the company and the directors or parties related to the directors was presented to the Nominating/Corporate Governance Committee for its review and consideration. The committee determined that none of the 8 directors listed below has had during the last three years (i) any of the relationships listed above or (ii) any other material relationship with the company that would compromise his independence. The table below includes a description of categories or types of transactions, relationships, or arrangements considered by the committee (in addition to those listed above) in reaching its determination. The committee presented its findings to the Board at its July 2007 meeting. Based upon the conclusions and recommendation of the committee, the Board determined that all 8 non-employee directors listed in the table below are independent, and that the members of the Audit, Compensation, and Nominating/Corporate Governance Committees also meet the independence tests referenced above.

Name	Independent	Transactions/Relationships/Arrangements Considered

Ronald M. DeFeo	Yes	Commercial relationships between Terex Corporation and its subsidiaries and Kennametal Inc. (Kennametal as supplier) — immaterial
Philip A. Dur	Yes	None
A. Peter Held	Yes	None
Timothy R. McLevish	Yes	Commercial relationships between Ingersoll Rand Corporation and Kennametal Inc. (Kennametal as supplier) — immaterial
William R. Newlin	Yes	None
Lawrence W. Stranghoener	Yes	None
Steven H. Wunning	Yes	Commercial relationships between Caterpillar Inc. and Kennametal Inc. (Kennametal as supplier) — immaterial
Larry D. Yost	Yes	None

Outside Board Membership

•	Management directors are required to seek and obtain the approval of the Board before accepting outside board memberships.

Retirement Age

•	No director may be nominated for re-election or re-appointment to the Board if he or she would be age seventy (70) or older at the time of election or appointment.

Conflicts of Interest

•	Directors must avoid any action, position or interest that conflicts with an interest of the company, or gives the appearance of conflict. We solicit information annually from directors in order to monitor potential conflicts of interest. Any potential conflict of interest is promptly brought to the attention of the Board for evaluation.

Directors Orientation and Continuing Education

•	Each new director must participate in the company’s orientation program, which should be conducted within two (2) months of the meeting at which the new director is elected.

•	Directors are encouraged to participate in continuing education programs.

Board Compensation

•	In accordance with our Stock Ownership Guidelines (which are applicable to our directors and officers and are described in the “Compensation Discussion and Analysis” section of this proxy statement), a meaningful portion of director compensation is required to be in the company’s stock or deferred stock credits to further the direct correlation of directors’ and shareowners’ economic interests.

•	Directors who serve on the Audit Committee do not receive any compensation from us other than director fees (including fees paid for service on Board committees).

•	Directors who are employees do not receive additional compensation for service as a director.

Lead Director

•	Under certain circumstances, the Board may designate a Lead Director to provide additional leadership and guidance to the Board.

•	If the Board has designated a Lead Director, that director presides over the executive sessions of non-employee directors and acts as the liaison between the non-employee directors and the Chief Executive Officer as to matters emanating from these executive sessions.

•	As Larry D. Yost currently serves as the non-executive Chairman of the Board, the Board has not designated a Lead Director at this time.

Selection of Agenda Items for Board Meetings

•	Agendas for Board and committee meetings are established in consultation with Board members and management. Board members are also encouraged to raise, at any Board meeting, subjects that are not on the agenda for that meeting.

Distribution of Board Materials

•	A preliminary agenda and presentation materials are distributed to Board and committee members in advance of each meeting, to the extent practicable.

Executive Sessions of the Board/Communications with Directors

•	Non-employee directors meet privately in regularly scheduled executive sessions without the presence of any management. The Chairman presides over these executive sessions.

•	Any party desiring to communicate with the Chairman or non-employee directors individually or as a group may do so by:

•	sending correspondence directed to the company’s Secretary. The address can be found on page 4 of this proxy statement in the response to the question “How do I contact the company or the Board of Directors?”

•	calling the company’s toll-free HELPLINE (1-877-781-7319). The HELPLINE is accessible twenty-four (24) hours a day. Concerned persons can utilize the HELPLINE on a confidential and anonymous basis.

All communications regarding our company will be forwarded to the appropriate director or directors as soon as practicable.

Board Access to Management and Independent Advisors

•	Board members have complete access to management and the company’s outside advisors.

•	The Board is authorized to retain, as it deems necessary and appropriate, independent advisors of its choice with respect to any issue relating to its activities.

Assessing the Performance of the Board

•	The Board’s performance is assessed annually to determine whether the Board and its committees are functioning effectively. The Nominating/Corporate Governance Committee oversees this assessment.

Board Committees

•	The Board has three standing committees: Audit, Compensation and Nominating/Corporate Governance.

•	Only independent directors serve on the Audit, Compensation and Nominating/Corporate Governance Committees. Directors serving on the Audit Committee must also meet the additional independence and financial literacy qualifications, as required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the listing standards of the NYSE and the rules and regulations of any other applicable regulatory authority.

•	Each committee has a written charter, which details its duties and responsibilities. The committee charters are posted on our website at www.kennametal.com on the “Corporate Governance” page, which is accessible under the “Corporate” tab.

•	Each committee is led by a Chair, who is appointed by the Board annually, based upon the recommendation of the Nominating/Corporate Governance Committee.

•	Minutes of each committee meeting are provided to each Board member to assure that the Board remains fully apprised of topics discussed and actions taken. The Chair of each committee also regularly reports at Board meetings on committee matters.

Board of Director Review and Approval of Related Person Transactions

•	The Board is responsible for the review, approval and monitoring of transactions involving the company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of the company’s outstanding stock). The Nominating/Corporate Governance Committee assists the Board with the evaluation of any of these transactions.

•	The Board and/or the Nominating/Corporate Governance Committee must review any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). The Board and/or the Nominating/Governance Committee will approve the transaction only if the members determine that it is in the best interests of the company. The Board and/or the Committee is guided by the following parameters when considering any transaction with a related person:

•	Related person transactions must be approved by the Board or by a committee of the Board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the company. In considering the transaction, the Board or committee will consider all relevant factors, including as applicable (a) the company’s business rationale for entering into the transaction; (b) the alternatives to entering into a related person transaction; (c) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (d) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; (e) the overall fairness of the transaction to the company; and (f) if a director is involved in the transaction, whether or not the approval of the transaction would impact his or her status as independent.

•	The Nominating/Corporate Governance Committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the company to amend or terminate the transaction. The Nominating/Corporate Governance Committee will also periodically report at Board meetings on related person transaction matters to assure that the Board remains fully apprised of topics discussed and actions taken.

•	Procedures for review, approval and monitoring of related person transactions are set forth in our Corporate Governance Guidelines and include the following:

•	Management or the affected director or executive officer must bring the matter to the attention of the Chairman, the Lead Director, if any, the Chair of the Nominating/Corporate Governance Committee or the Secretary.

•	The Chairman will determine whether the matter should be considered by the Board or by the Nominating/Corporate Governance Committee. If the Chairman is involved in the transaction and a Lead Director has been designated, then the Lead Director shall make the determination. If no Lead Director has been designated, the Chairman shall consult with the Chairs of the standing committees to determine whether the matter should be reviewed by the full Board or by the Nominating/Corporate Governance Committee.

•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

•	The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified, amended or terminated as promptly as practicable after proper review.

Formal Evaluation of the Chief Executive Officer

•	The Compensation Committee annually evaluates the overall performance of the Chief Executive Officer.

•	The evaluation is based on objective criteria, including performance of the business, accomplishment of long-term strategic objectives and development of management. For additional information about the Compensation Committee’s evaluation of the Chief Executive Officer, as well as how the evaluation is related to compensation decisions, please see the discussion in the “Compensation Discussion and Analysis” section on page 23.

Succession Planning

•	Each year, the Chief Executive Officer delivers a report on succession planning to the Board, which includes an assessment of senior officers and their potential to succeed the Chief Executive Officer and other senior management positions.

Review of the Guidelines and Code of Business Ethics and Conduct

•	The Nominating/Corporate Governance Committee annually reviews the Guidelines and the Code of Business Ethics and Conduct and recommends any changes to the Board.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Meeting Information

The Board of Directors held 5 meetings during 2007. Each director attended at least 75% of the total number of meetings of the Board and the committees on which he serves. We expect our directors to attend our Annual Meeting of Shareowners absent exceptional circumstances. All of the current members of the Board of Directors attended the Annual Meeting in October 2006.

The table below shows committee membership and the number of meetings of the full Board and each committee in 2007.(1)

Nominating/
Corporate
	Board	Audit	Compensation	Governance

Carlos M. Cardoso	X
Ronald M. DeFeo	X	X	Chair
Philip A. Dur	X		X	X
A. Peter Held	X	X	X
Timothy R. McLevish	X	X		X
William R. Newlin	X		X	X
Lawrence W. Stranghoener	X	Chair		X
Steven H. Wunning	X		X	X
Larry D. Yost(2)	Chair	X		Chair
No. of Meetings Fiscal Year 2007	5	9	7	5

(1)	Markos I. Tambakeras, who formerly served as our Executive Chairman, stepped down from that position on December 31, 2006.

(2)	Mr. Yost stepped down from service on the Audit Committee effective December 31, 2006 in connection with his assumption of the role of Chairman of the Board on January 1, 2007.

Board Committees

The Board has three standing committees: Audit, Compensation and Nominating/Corporate Governance. Each member of these committees is independent under the NYSE’s listing standards, U.S. Securities and Exchange Commission (“SEC”) regulations and the standards set forth in the Corporate Governance Guidelines discussed above.

Each committee has a written charter, which details its duties and responsibilities. The committee charters are posted on our website at www.kennametal.com on the “Corporate Governance” page, which is accessible under the “Corporate” tab.

Each committee performs an annual self-evaluation, using the roles and responsibilities outlined in the committee charter as a foundation for the review and evaluation. The Nominating/Corporate Governance Committee reviews and considers the results of each committee self-evaluation. The Chair of each committee also reports the results of the committee’s self-evaluation to the full Board.

Committee Functions

Audit Committee:  The Audit Committee assists the Board in overseeing the company’s financial reporting process. You can find additional information about the functions of the Audit Committee under “Audit Committee Report” beginning on page 17. The Board has determined that all of the members of the Audit Committee are “financially literate,” and that Mr. Stranghoener and McLevish each qualify as an “audit committee financial expert” as that term is defined by SEC regulations.

Compensation Committee:  The Compensation Committee’s functions include: recommending an overall compensation policy to the Board; having direct responsibility for matters relating to compensation of our executive officers; advising the Board regarding management succession; and the administration of our equity compensation plans and deferred compensation plans. You can find additional information about the Compensation Committee’s functions and processes in “Compensation Discussion and Analysis” beginning on page 20.

Nominating/Corporate Governance Committee:  The Nominating/Corporate Governance Committee’s functions include: ensuring that the Board is properly constituted to meet its fiduciary responsibilities; identifying and recommending qualified candidates for membership to the Board; having direct responsibility for matters relating to compensation of our directors, and recommending directors for committee membership. The committee also takes a leadership role in shaping the company’s corporate governance.

The committee will evaluate shareowner nominees on the same basis as all other nominees. For further information on shareowner nominating procedures, please refer to the response to the question “What are the procedures for submitting a shareowner proposal or nomination for the 2008 annual meeting?” under the “General Information” section of this proxy statement.

Board of Directors Compensation and Benefits

The Board has delegated primary responsibility for matters relating to compensation of our directors to the Nominating/Corporate Governance Committee. Prior to 2007, this responsibility resided with the Compensation Committee. In 2007, the charter for the Nominating/Corporate Governance Committee was amended to include as one of the committee’s primary functions responsibility for director compensation. Because the committee is also responsible for the recruitment of new directors and ensuring that the Board and committees are properly constituted, it was the sense of the Board and the committee that compensation matters for directors should also reside with the committee. The committee recommends the overall compensation structure for directors to the Board for full review and approval.

Committee Review of Director Compensation

The committee reviews director compensation on a regular basis. Historically, the committee responsible for director compensation matters has undertaken a comprehensive review of our director compensation program no less than once every two years. The Nominating/Corporate Governance Committee has the authority to retain outside advisors in connection with its review and analysis of director compensation matters. Currently, the committee engages Sibson Consulting as its outside compensation consultant for matters related to director compensation.

Equity Ownership by Directors

The committee believes that directors should hold meaningful equity ownership positions in the company. Accordingly, a significant portion of overall director compensation is in the form of company equity, as shown in the “Overview of Director Compensation” section below. For additional information, see the discussion of “Stock Ownership Guidelines” on page 31 of the “Compensation Discussion and Analysis” section.

Overview of Director Compensation

Directors who are employees receive no additional compensation for serving as a director and do not serve on any committee. Our non-employee directors receive a combination of cash and equity compensation for their services as a director or committee member.

Cash Compensation

We provide non-employee directors the following cash compensation:

Annual Cash Retainer(1)
Chairman of the Board	$134,500
All Other Non-Employee Directors	$34,500
Annual Cash Stipend for Committee Chairman(1)
Audit Committee	$16,500
Compensation Committee	$13,500
Nominating/Corporate Governance Committee	$13,500
Annual Cash Stipend for Committee Service (other than as Chairman)(1)
Audit Committee	$9,900
Compensation Committee	$8,000
Nominating/Corporate Governance Committee	$8,000

(1)	Cash portions of directors’ fees are paid quarterly.

Equity Compensation

Equity compensation for our non-employee directors consists of:

Annual Grant of Restricted Stock or Deferred Stock Credits
All Non-Employee Directors	$40,000
Stock Options	One-time grant of 7,000 shares upon election to Board of Directors; annual grant of 3,500 shares thereafter (5,000 for Chairman).

Perquisites and Personal Benefits

All non-employee directors receive $50,000 of life insurance coverage, which is paid for by the company. In addition, directors receive tax reimbursements for income imputed to them for the premiums paid by the company for this insurance. Directors are also reimbursed for travel and related expenses for attendance at Board or committee meetings.

Deferred Fee Plan

We have a Deferred Fee Plan for Outside Directors (the “Deferred Fee Plan”). On an annual basis, our non-employee directors may request that the payment of any Board or committee compensation be deferred for payment to a later time (with interest at a rate of prime minus 2%). In addition, any non-employee director may elect to receive stock credits, representing shares of our common stock, with respect to all or a portion of any compensation deferred under the Deferred Fee Plan. Dividend equivalents are credited to the account of any director who has elected to receive stock credits. Dividend equivalents are calculated at the same rate as the current dividend; there is no preferential or above-market earnings potential for deferrals into stock credits. The Deferred Fee Plan is currently unfunded. In the event of a change in control, we would fund the deferred payments by a transfer of cash into a deferred compensation trust (a so-called “Rabbi Trust”), administered by an independent trustee.

Directors Stock Incentive Plan

Under the Directors Stock Incentive Plan, any non-employee director may elect to receive shares of our common stock in lieu of all or a portion of any Board or committee compensation that is not deferred pursuant to the Deferred Fee Plan. The Directors Stock Incentive Plan is described in more detail on page 40.

Matching Gift Program

Directors are eligible to participate in our Matching Gifts Program, which is generally available to all U.S. employees. Under the program, the Kennametal Foundation will match gifts to qualified institutions on a dollar-for-dollar basis up to $5,000 per calendar year.

2007 Director Compensation

The following table shows the compensation we paid to our non-employee directors for service on the Board and applicable committees in 2007:

2007 Non-Employee Director Compensation(1)

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)	($)(2)(3)	($)(3)(4)	($)(5)	($)

Ronald M. DeFeo	57,909	39,991	46,913	275	145,088
Philip A. Dur	50,509	39,991	45,160	527	136,187
A. Peter Held	52,400	—	46,913	550	99,863
Timothy R. McLevish	52,400	—	86,471	192	139,063
William R. Newlin	68,009	43,833	46,913	5,158	163,913
Lawrence W. Stranghoener	59,009	43,833	46,913	7,692	157,447
Steven H. Wunning	50,500	—	45,160	359	96,019
Larry D. Yost	102,950	—	67,843	6,058	176,851

(1)	On July 25, 2006, each director received (i) a grant of restricted stock with a grant date fair value of $40,000, and (ii) a grant of 3,500 stock options with a grant date fair value of $45,160. These awards vest 33% per year for three years beginning on the first anniversary of the grant date. Mr. Yost received an additional grant of 1,500 options on January 1, 2007 (in recognition of his additional responsibilities as Chairman of the Board) with a grant date fair value of $20,930. This award also vests 33% per year for three years beginning on the first anniversary of the grant date. For each director, the aggregate number of option awards (outstanding) and stock awards (unvested) at fiscal year end is shown in the following table:

		Aggregate
		Unvested Stock	Aggregate
		Awards	Deferred Unvested
	Aggregate Options	Outstanding	Stock Awards
	Outstanding at	at Fiscal Year	Outstanding at
Name	Fiscal Year End	End(a)	Fiscal Year End(b)

Ronald M. DeFeo	33,500	739	442
Philip A. Dur	10,500	967	—
A. Peter Held	36,100	—	1,181
Timothy R. McLevish	17,000	149	937
William R. Newlin	144,000	1,180	—
Lawrence W. Stranghoener	26,000	1,180	—
Steven H. Wunning	12,500	—	937
Larry D. Yost	45,500	—	1,181

(a)	Represents unvested restricted stock.

(b)	Represents restricted stock that has been deferred into deferred stock credits and has not yet vested.

(2)	The company pays dividends on unvested restricted stock shares during the restriction period, but the dividends are not preferential. For those directors who have elected to defer their restricted stock awards into deferred stock credits, their deferred stock credit accounts are credited quarterly with dividend equivalents, but again, these are not preferential.

(3)	These amounts reflect the compensation expense recognized for financial statement reporting purposes for 2007, in accordance with FAS 123R, for restricted stock awards and stock option awards and include amounts from awards granted in 2007 as well as prior fiscal years. For the assumptions used in calculating the amounts under FAS 123R, please see footnotes 1 and 2 to the 2007 Summary Compensation Table. Some of our directors have made previous elections to defer their annual restricted stock awards into deferred stock credits. We record additional compensation expense related to these deferrals. For 2007, the amount of additional compensation expense we recorded was: for Mr. DeFeo, $6,667; for Mr. Held, $20,000; for Mr. McLevish, $16,667; for Mr. Wunning, $16,667; and for Mr. Yost, $20,000. Restricted stock and stock option awards are granted using the same procedure for timing and price as is used for employees. For more information, see the discussion under “Equity Incentives” in “Compensation Discussion and Analysis”.

(4)	The exercise price for each award is determined by taking the average of the highest and lowest sales prices as quoted on the New York Stock Exchange — Composite Transactions reporting system for the last trading day prior to the grant date.

(5)	These amounts consist of premiums paid by the company for life insurance and tax reimbursements for income imputed to the directors for these premiums. For Messrs. Newlin, Stranghoener and Yost, the amounts also include donations made by us on behalf of the directors to charitable organizations under the Matching Gift Program described above.

AUDIT COMMITTEE REPORT

Functions of the Audit Committee

The Audit Committee (“we” or the “committee”) assists the Board in its oversight of: the quality and integrity of the company’s financial statements; the company’s compliance with legal and regulatory requirements; the performance, qualifications and independence of the company’s Independent Registered Public Accounting Firm (“auditors”); and the performance of the internal audit function. We have the sole authority to appoint, retain, terminate and replace the company’s auditors, subject to shareowner ratification with respect to retention at the next regularly scheduled Annual Meeting of Shareowners. We perform an annual self-assessment to evaluate the composition, activities and interactions of the committee and submit the results of the self-assessment to both the Nominating/Corporate Governance Committee and the Board.

Responsibilities

Management is responsible for the company’s financial reporting process and system of internal controls, and for the preparation and presentation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The auditors are responsible for planning and carrying out an audit of the financial statements and internal controls over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board and issuing a report thereon. Our responsibility is to provide oversight to these processes. We do not certify the financial statements or guarantee the auditor’s report. To fulfill our oversight role, we rely (without independent verification) on the information provided to us, the representations made by management and the auditors and the report of the auditors.

Complaints

Anyone, including the company’s employees, who has a complaint or concern regarding the company’s accounting, internal auditing controls or auditing matters may communicate that complaint or concern to the committee:

•	in writing directed to the Vice President, Secretary and General Counsel, Kennametal Inc., 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231

•	by calling the company’s toll-free HELPLINE (1-877-781-7319). The HELPLINE is accessible twenty-four (24) hours a day. Concerned persons can utilize the HELPLINE on a confidential and anonymous basis.

Monitoring Activities in Fiscal Year 2007

We held nine (9) meetings in fiscal year 2007. During these meetings, we discussed with management, the internal auditors and the company’s auditors, PricewaterhouseCoopers LLP (“PwC”) (to the extent applicable), the quality and adequacy of the company’s internal control over financial reporting, the internal audit function’s organization, responsibilities, budget and staffing and the results of internal audit examinations. We also reviewed with both PwC and the internal auditors their respective audit plans, audit scope and identification of audit risks, and met separately with PwC and with the internal auditors, without management present, to discuss the results of their examinations, their evaluations of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting. We reviewed the interim financial information contained in each quarterly earnings announcement and each Form 10-Q filed with the SEC in fiscal year 2007 and discussed this information with PwC and with the company’s Chief Financial Officer and Corporate Controller prior to release. We also reviewed and discussed with both management and PwC the audited financial statements for the year ended June 30, 2007 prior to release.

The discussions with PwC included the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, relating to communication with audit committees. We received from PwC written disclosures and the letter regarding PwC’s independence as required by Independence Standards Board Standard No. 1, describing all relationships between PwC and the company that might bear on PwC’s independence, and discussed with PwC their independence.

Based on these reviews and these meetings, discussions and reports, we recommend to the Board of Directors that the company’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2007, for filing with the SEC. We have, subject to shareowner ratification at the 2007 Annual Meeting of Shareowners, retained PwC as the company’s auditor for the fiscal year ending June 30, 2008.

Audit Committee

Lawrence W. Stranghoener, Chair
Ronald M. DeFeo
A. Peter Held
Timothy R. McLevish

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal II. Ratification of the Selection of the Independent Registered Public Accounting Firm

The Audit Committee elected to retain PricewaterhouseCoopers LLP (“PwC”) as the company’s Independent Registered Public Accounting Firm (“auditors”) for the fiscal year ending June 30, 2008. As a matter of good corporate practice, the Audit Committee is submitting its selection to our shareowners for ratification at the annual meeting. Unless otherwise directed by the shareowners, proxies will be voted in favor of the ratification of the selection of PwC as the company’s auditors for the fiscal year ending June 30, 2008. In the event that this selection is not ratified by the shareowners, the Audit Committee will consider this vote in determining its future selection of an auditor. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the company and its shareowners.

Representatives of PwC attended all meetings of the Audit Committee held during fiscal year 2007. The Audit Committee reviewed the non-audit services provided by PwC in fiscal year 2007 and, based on that review, determined that the non-audit services provided by PwC were compatible with maintaining the independence of PwC.

Representatives of PwC will attend the Annual Meeting, and will have the opportunity to make a statement at the meeting if they wish. They also will be available to respond to appropriate questions from shareowners in accordance with the rules of the meeting.

Fees and Services

Fees for professional services (including expense) rendered by PwC to the company and its subsidiaries in fiscal 2006 and 2007 were as follows (in millions):

	2006	2007

Audit Fees(1)	$4.8	$4.3
Audit-Related Fees(2)	0.2	—
Tax Fees(3)	0.4	0.3
All Other Fees	—	—
TOTAL	$5.4	$4.5

(1)	These fees relate to services provided for the audit of the consolidated financial statements, subsidiary and statutory audits, the issuance of consents and assistance with the review of documents filed with the SEC. Also included are fees for services related to the audit of the company’s internal control over financial reporting. The 2006 fees include $0.5 million related to the divestiture of J&L America, Inc. The company was reimbursed by the buyer of J&L America, Inc. for these fees.

(2)	These fees primarily relate to services provided in connection with financial due diligence services in connection with acquisitions.

(3)	These fees relate primarily to tax compliance services, tax planning advice, and tax audit assistance. These fees also relate to tax preparation services through the 2005 tax year for employees on international assignments.

Audit Committee Pre-Approval Policy

The Audit Committee annually adopts a policy for pre-approval of audit and non-audit services to be provided by the auditors. Under the policy, the Audit Committee pre-approves categories of services and fee caps for each category. The pre-approved services include: (i) audit services, such as statutory audits and internal control-related services, services associated with regulatory filings and consultations regarding disclosure treatment of certain transactions or events; (ii) audit-related services, such as due diligence and accounting consultations; (iii) tax services, such as tax compliance (domestic and international), and tax planning and advice; and (iv) other permissible non-audit services that the Audit Committee believes will not impair the auditor’s independence. The Audit Committee must specifically pre-approve the terms of the annual audit services engagement. All other audit and permissible non-audit services not specifically covered by the policy, and any proposed services which materially exceed the pre-approved fee levels, require separate specific pre-approval by the Audit Committee. The Audit Committee may delegate specific engagement pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated must present any pre-approval decisions to the Audit Committee at its next scheduled meeting for ratification. The policy requires the auditor to provide the Audit Committee with detailed supporting documentation regarding the specific services to be provided.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of PwC as the company’s auditors for the fiscal year ending June 30, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Philosophy

The Compensation Committee (referred to in this discussion as the “committee”) has primary responsibility for the oversight and administration of our executive compensation program. Members of management work with the committee to collect and analyze relevant data during the compensation decision-making process, but it is the committee that ultimately oversees and approves all compensation matters regarding our executive officers (“executives”), including our named executive officers (“named executives”)1. The committee makes compensation decisions based upon Kennametal’s overall compensation philosophy, which is comprised of the following basic principles:

•	Pay for Performance. Executive compensation should be tied to both individual performance and the annual and long-term performance of the company.

•	Place a Significant Portion of Compensation At-Risk. As executives progress to higher levels of responsibility in the company, a greater proportion of their overall compensation should be linked directly to company performance and shareowner returns.

•	Promote Long-Term Perspective. Our compensation programs should promote the long-term focus and strategic vision required for our future growth and success.

•	Offer Competitive Compensation. We believe that a highly qualified and skilled workforce can differentiate us and provide a competitive advantage in the marketplace. Our objective is to offer compensation that is competitive with that offered by companies that compete with us for talent.

Objectives of the Executive Compensation Program

To support our overall compensation philosophy, we have designed our executive compensation program to:

•	Attract and retain exceptional talent;

•	Recognize individual contributions to the company;

•	Focus attention on the attainment of significant business objectives;

•	Ensure alignment with the interests of our shareowners;

•	Focus attention on the creation of long-term shareowner value;

•	Share the financial benefits of strong company performance; and

•	Maintain executive compensation at a competitive level.

1 Although Ms. Smith and Mr. Tambakeras have been included in our named executives for purposes of the executive compensation tables and the narrative discussion that accompanies them, specific discussion in this Compensation Discussion and Analysis is limited to the named executives who remained with the company throughout 2007 (Messrs. Cardoso, Duzy, Hsu, Keating, and Simpkins). Mr. Keating submitted his resignation to us effective August 17, 2007; as a result, the discussion of long term incentives and certain other matters in this section does not include information related to him.

Design of Our Executive Compensation Program

Overall Design

We’ve designed our executive compensation program to target pay, in the aggregate, at the median level for similar positions within our industry with the potential for above or below median compensation depending on company and individual performance. We may deviate from the median if, in the judgment of management and/or the committee, the value of an individual’s experience, performance and specific skill set warrants. For individual executives, pay may also vary depending on:

•	the nature of the executive’s role and its importance to our business strategy and results; or

•	market competition and/or availability of talent for the position.

The foundation of our executive compensation program is a system of salary grades. Executive positions are structured such that the grade of the position generally defines opportunities for base salary, annual incentives and long-term incentives. There are broad pay ranges for the salary grades, which reflect each position’s internal value, scope and complexity of responsibilities and market competitiveness. The pay ranges give the committee flexibility to position individual compensation above or below market median levels depending on job performance, professional qualifications, business experience, technical expertise and career potential.

Pay for Performance

The committee believes that an effective compensation program must reflect a balance between individual factors (i.e., level of responsibility, skills, experience and individual performance), organizational measures (i.e., company or business unit performance), and external or market factors (i.e., competitive benchmarking and survey data). We incorporate each of these factors into the design of our executive compensation program. Accordingly, we compensate our executives based upon an assessment of:

•	Individual Performance. All of our executives are evaluated against an annual, individual performance plan. Each executive is assigned individual performance objectives that serve to further and enhance the goals of his business unit, if applicable, and the strategic goals of the company. These objectives are reviewed and assessed every quarter. At the end of the fiscal year there is a comprehensive analysis of the executive’s actual performance vis a vis the plan.

•	Company Performance. When making compensation decisions for our executives, the committee evaluates our achievement of pre-established internal metrics (which are predicated on our annual and long-term financial plans and goals, along with other strategic and operational initiatives) and external measures (which are predicated on external factors such as market valuation and growth in our stock price).

Although individual and company performance are weighted most heavily in compensation decisions, the committee also considers external factors, market and survey data and pay positioning for our executives relative to market data, as explained in further detail below under the subheading “Pay Positioning Relative to Market — Benchmarking.”

At-Risk Compensation and Promotion of Long-Term Perspective

Allocation Policies.  Our allocation policies further our philosophy of placing a significant amount of our executives’ targeted total compensation at-risk and promoting a long-term perspective.

•	At-Risk Pay. We structure our executive compensation program to put a significant amount of our executives’ total compensation at risk. We think this is appropriate because the executives are best positioned to be able to affect the company’s performance. Accordingly, a substantial portion of annual compensation value for our executives is provided in the form of long-term incentives that measure and reward Kennametal performance over a period of greater than one year. As illustrated in the table below, the actual percentage of at-risk pay relative to total compensation depends on the position level; the higher an executive’s position within the company, the greater proportion of pay that is linked to company performance and shareowner returns. Similarly, as an executive rises to positions of greater responsibility within our company, short-term compensation begins to decrease proportionally and long-term compensation represents a greater proportion of total compensation.

	At Risk Breakout		Short-Term — Long-Term Breakout
		% of Annual
	% of Annual	Compensation	% of Short-Term	% of Long-Term
Title	Compensation Fixed	At-Risk	Compensation	Compensation

President & Chief Executive Officer	25	75	50	50
Vice President & Chief Financial Officer	33	67	53	47
Vice President & President of MSSG	33	67	53	47
Vice President & Chief Administrative Officer	35	65	55	45
Vice President & Chief Technical Officer	39	61	58	42

•	Mix of Equity and Cash in Long-Term Incentive Compensation. To focus our executives on operational performance that leads to increased long-term shareowner returns, and to address stockholder dilution, which is inherent in all equity-based compensation programs, we deliver long-term incentive awards to executives through a combination of cash-based long-term performance incentive awards (50% of the total long-term value), stock option awards, (30% of the total long-term value) and restricted stock awards (20% of the total long-term value).

Competitive Compensation

Pay Positioning Relative to Market — Benchmarking

We benchmark compensation levels to both published survey data of comparable companies and to a custom peer group of public companies within the manufacturing industry. Benchmark data is part of the external information we consider when designing and executing our compensation programs. We currently use the same custom peer group to benchmark both performance and compensation factors.

Our peer group consists of these 17 companies:

• Allegheny Technologies Incorporated	• Lincoln Electric Holdings, Inc.
• Carpenter Technology Corporation	• MSC Industrial Direct Co. Inc.
• Crane Co.	• Parker-Hannifin Corporation
• Danaher Corporation	• Pentair, Inc.
• Eaton Corporation	• Precision Castparts Corp.
• Flowserve Corp.	• Sauer-Danfoss, Inc.
• Harsco Corporation	• Teleflex, Incorporated
• Illinois Tool Works, Inc.	• The Timken Co.
• Joy Global Inc.

Many of the companies in the peer group were selected because they are similar to Kennametal in terms of revenue, operational scope, or organizational complexity. Some of the peers are larger than we are; they were included to help understand the effect size and complexity has on compensation levels and designs. We periodically review our peer group to ensure that the peer companies continue to be appropriate comparisons for performance purposes and for compensation purposes.

We provide the committee with the results of our benchmarking efforts on a regular basis. We collect compensation data for the peer group companies from available sources, including, in most cases, the executive compensation data included in the most recently available annual proxy statement for each company. We use the benchmarking data to assess the competitiveness of our executives’ pay compared to the pay of other executives at our peer companies and in the broader market. We also use the data to help ensure proper alignment between executive and shareowner interests, and to assess compensation versus company performance.

How Compensation Decisions Are Made

Role of Committee and CEO in Determining Executive Compensation

The committee has primary responsibility for assisting the Board in evaluating executive performance, including that of the President and Chief Executive Officer (the “CEO”), and for overseeing the development of executive succession plans. As part of this responsibility, the committee oversees the design, development and implementation of the executive compensation program for the CEO and the other executives. Although the committee solicits information from our management and from its outside compensation consultant during the compensation-setting process, it is the committee that ultimately sets and approves compensation for our CEO and other executives.

Each year, the committee reviews all components of compensation for each of our executives over the course of several regularly scheduled meetings from April to July. The committee is assisted in its review by members of management, the human resources department, and its outside compensation consultant. Decisions regarding individual components and compensation changes take into account information specific to the executive, including the executive’s current compensation, future potential, performance, leadership skills, and contribution to the company’s performance. The committee also considers factors relating to the company, such as our overall performance and achievement of specified strategic and operational initiatives. Finally, the committee assesses the market competitiveness of the executive’s total compensation package.

CEO Compensation.  The committee meets with the CEO in executive session annually at the beginning of the fiscal year to agree upon the CEO’s performance goals (both individual and company objectives) for the year. At the end of the year, the committee evaluates the performance of the CEO and determines CEO compensation in light of the goals and objectives of the compensation program.

Other Executive’s Compensation.  The CEO assists the committee in making compensation decisions for all executives other than the CEO. The CEO and the committee together assess the performance of the other executives and determine their compensation, based on initial recommendations from the CEO. The other executives do not play a role in their own compensation determination, other than discussing individual performance objectives and achievements with the CEO.

Role of the Compensation Consultant

The committee has engaged Sibson Consulting as its outside executive compensation consultant. Sibson consultants receive direction from, and are accountable to, the committee and have served in that capacity since February 2005. The committee solicits advice and counsel from Sibson on all matters pertaining to executive compensation design and delivery. Specifically, Sibson provides the following types of services to the committee:

• Competitive data and benchmarking analytics for all components of pay for executive officers and the CEO

• Equity dilution, value sharing, and performance assessment analyses relative to peers

• Compensation program analysis, redesign considerations, and recommendations

• Tax, accounting, regulatory, and other compensation-related education

• Individual pay considerations for the CEO, as well as executive officer promotions and new hires

• Review of compensation plan payouts for the CEO and executive officers

• Proxy statement review and recommendations

Sibson attends all committee meetings and may attend executive sessions at the request of the committee. Sibson consultants may also collaborate with our management team for purposes of meeting planning, program design and analysis and other logistics, but all services performed by Sibson are ultimately at the direction of the committee.

Components of Kennametal’s Executive Compensation Program

The components of our executive compensation program are:

• Base salary;

• Annual incentives — primarily the Prime Bonus Plan;

• Long-term incentives — namely, equity grants and long-term cash incentive awards;

• Special recognition and retention awards;

•	Retirement plans — namely, the Supplemental Executive Retirement Plan and the Executive Retirement Plan, as well as the broad-based Retirement Income Plan and the Thrift Plus Plan; and

• Executive benefits and perquisites and other benefits.

Each component serves one or more of our compensation objectives, but all are designed to promote our core values as a company, further our overall compensation philosophy and align the interests of our executives with the interests of our shareowners.

Base Salary

Base salary is the fixed element of our executives’ annual compensation. The amount of base salary an executive receives depends on the salary grade of the position and the executive’s level of responsibility, skills, experience, future potential and individual performance. We target base salary levels for each position at median pay levels for similar positions in the market.

Annual Incentive Compensation

Management Performance Bonus Plan (Prime Bonus Plan).  The Management Performance Bonus Plan, which we refer to as the “Prime Bonus Plan,” was approved by our shareowners in 2005; it is a formula-based, pay-for-performance annual incentive plan. The Prime Bonus Plan is the primary vehicle we use to reward participants for their contributions to strong annual business performance. The primary purpose of the Prime Bonus Plan is to motivate participants to enable the company to achieve short-term financial goals, which are designed to create sustainable shareowner value, and to reward them to the extent we achieve those goals. All of our executives, our senior management team members, and certain of our key employees participate in the Prime Bonus Plan.

Bonuses paid under the Prime Bonus Plan are determined according to the following formula:

•	Target Bonus Amount x Achievement of Performance Goals [x Modifier*] = Calculated Prime Bonus Award

As illustrated in the table below, Prime Bonus threshold and maximum amounts range from 50% of the target bonus amount to 200% of the target bonus amount based on performance achievement of between 80% and 120% of the applicable performance goal.

		Threshold	Target	Maximum

Performance (As a Percentage of Achievement of Performance Goal)	Less than 80%	80%	100%	120% or Greater
Payout (As Percentage of Target Bonus Amount)	0%	50%	100%	200%

With respect to each performance goal, no bonus is awarded under the Prime Bonus system if actual performance is less than 80% of the performance goal. Under the terms of the Prime Bonus Plan, the committee may decide whether adjustments will be made for non-recurring or unusual items in determining whether performance goals have been met. In addition, the committee always retains discretion to make special recognition awards outside the Prime Bonus Plan. Please see the discussion under “Special Recognition and Retention Awards” for more information.

Target Bonus Amounts

Individual target bonus amounts are based on a combination of individual factors and market-competitive data and are established as a percentage of base salary. Consistent with our executive compensation philosophy, individuals with greater job responsibilities have a greater proportion of their total cash compensation tied to company performance through the Prime Bonus Plan. Each year, the committee sets target bonus amounts for our executives.

Performance Goals

We link Prime Bonus opportunities directly with company performance, business unit performance and the maximization of shareowner value. To do so, we assign performance goals for each executive at the beginning of the fiscal year based upon the performance goals of the company as approved by the Board. The Board approves the goals for overall company performance based upon management’s financial and strategic plans.

Once the Board has approved the performance goals for the company, the committee reviews and approves the bonus structure and individual goals for the CEO and all other executive officers. To ensure alignment with our shareowners interests, the committee assigns the CEO both quantitative and qualitative goals that are aggressive, designed to stretch performance, and will significantly impact the growth or improvement of a business unit or our company. For each of the other executives, the committee, with the input of the CEO, sets performance objectives that it considers achievable but that require personal performance and stewardship appreciably above the levels achieved in the prior year. These performance goals vary by executive, are weighted and usually combine performance of the individual, the company and of the particular business unit or function for which the executive has responsibility.

The Prime Bonus Plan is generally designed such that 70% of an executive’s bonus opportunity is based upon the performance of the executive’s specific business unit and 30% on the performance of the next higher organizational unit. In this manner, the majority of an executive’s bonus opportunity is linked directly with results over which he is best positioned to exert control. For certain of our named executives, including Mr. Cardoso, Mr. Duzy, Mr. Hsu and Mr. Simpkins, the bonus opportunity is based solely on the company’s overall performance.

*Modifier

At the outset of each fiscal year, the committee, in its discretion, may approve a modifier for use in the calculation of Prime Bonus amounts for that year. The calculated Prime Bonus amounts may be adjusted based upon the company’s (and/or business unit’s) performance with key initiatives. In 2007, no modifier was applied to the calculation of Prime Bonuses.

Individual Performance

At its July meeting each year, the committee reviews each executive officer’s achievement of his performance goals for the previous year and approves any corresponding amounts paid under the Prime Bonus Plan. In connection with Prime Bonus determinations, the committee considers the individual performance of the executive and the recommendations of the CEO (for all other executives). The committee has the discretion to adjust calculated Prime Bonuses for our executives upward or downward in the course of its review.

2007 Prime Bonuses

•	2007 Target Bonus Amounts

For 2007, the committee approved target bonus amounts for our named executives as follows:

Name	Target Bonus Amount as a Percentage of Base Salary

Mr. Cardoso	120%; (90% based upon the company’s overall financial goals, as contemplated under Mr. Cardoso’s amended employment agreement, and 30% based upon Mr. Cardoso’s achievement of specified strategic goals and initiatives)
Mr. Simpkins	60%
Mr. Duzy	55%
Mr. Hsu	50%
Mr. Keating	60%

•	2007 Company Performance Goals

At its July 2006 meeting, the Board established performance goals for the company of: Sales Growth ($218 million); Earnings Per Share (“EPS”) ($4.25); and Return on Invested Capital (“ROIC”) (11.5%). The performance goals were consistent with the 2007 outlook publicly disclosed by the company in its earnings release in July 2006. The Board considered the targets to be challenging for the company, but achievable if the financial and strategic plans of the company were well executed. These goals were then used by the committee when it reviewed and approved performance measures and target goals for each of our executives.

•	2007 Performance Goals for Named Executives

For 2007, consistent with the company’s focus on continuous improvement, the committee set performance objectives for each of the named executives (other than the CEO) based on the financial and strategic plans for the company and, in the case of Mr. Keating, on the financial and strategic plans of his individual business unit. In each case the committee considered the targets to be aggressive but achievable with the focused effort of the individuals and systematic execution of the plans. As approved by the committee for 2007, the performance goals for the named executives were as follows:

Carlos M. Cardoso — President and Chief Executive Officer

Mr. Cardoso’s Prime Bonus opportunity in 2007 was broken down into two components:

•	Component (1) related to the company’s performance and was based upon the performance goals for the company (bonus opportunity of 90% of base salary); and

•	Component (2) related to Mr. Cardoso’s individual performance and was based upon his achievement of certain strategic and operational goals and initiatives set by the committee in July 2006 (bonus opportunity of 30% base salary).

Component (1): Performance goals were linked to overall company performance and related to Sales Growth (30% weight, $218 million target), EPS (35% weight, $4.25 target), and ROIC (35% weight, 11.5% target).

Component (2): Individual performance goals were based on both quantitative and qualitative goals related to critical business and strategic objectives of the company for 2007, including strategic business transactions and portfolio shaping (5% weight), technology development and positioning (5% weight), global expansion and growth in emerging markets (5% weight), succession planning for critical positions (5% weight)*, achievement of a specified target amount of Free Operating Cash Flow (a non-GAAP financial measure the company uses to gauge Kennametal’s cash generating capability) (5% weight), global manufacturing initiatives (2.5% weight)*, and our internal control environment (2.5% weight)*.

For performance goals marked with an *, Prime Bonus amounts would be paid only upon the achievement of the respective goal. For all other performance goals, performance between 80% and 100% of the target goal would be rewarded proportionally. The committee considered these performance objectives strategically important and aggressive, but achievable with concentrated effort and focus by Mr. Cardoso.

Stanley B. Duzy — Vice President and Chief Administrative Officer
William Y. Hsu — Vice President and Chief Technical Officer
Frank P. Simpkins — Vice President and Chief Financial Officer

Performance goals for Messrs. Duzy, Hsu and Simpkins were linked to overall company performance and related to Sales Growth (30% weight, $218 million target), EPS (35% weight, $4.25 target), and ROIC (35% weight, 11.5% target)

Ronald C. Keating — Vice President and President, Metalworking Services and Solutions Group (“MSSG”)

Performance goals for Mr. Keating were linked to both overall company performance (same as Messrs. Cardoso, Duzy, Hsu and Simpkins; 30% weight) and business unit performance for MSSG (70% weight). Specific to MSSG, performance goals related to sales growth (30% weight), earnings before interest and taxes (“EBIT”) (35% weight), and return on controllable assets (“ROCA”) (35% weight). Target levels for MSSG-related goals were set based upon MSSG’s confidential, internal financial plan for 2007. The committee considered the targets to be consistent with the overall financial plan and targets set for the company; they were challenging but achievable if the financial and strategic plans of MSSG were well executed.

•	2007 Performance

The tables below sets forth the percentage of performance goals achieved and the amount of Prime Bonus compensation earned in 2007 for each of our named executives.

Carlos M. Cardoso

Strategic Performance Goals % Achieved
Corporate Performance Goals % Achieved								Global	Internal
Sales			Strategic		Global	Succession		Mnfg	Control	Prime Bonus
Growth	EPS	ROIC	Transactions	Technology	Expansion	Planning	FOCF	Initiatives	Environment	Earned ($)

122.2	107.3	98.3	5	5	5	5	5	0 *	2.5	1,160,025

*	The company regularly reassessed its global footprint and production needs throughout 2007; as a result of this analysis, certain of these global manufacturing initiatives were deliberately postponed and the committee was informed of these actions.

Named Executives other than Carlos M. Cardoso

	Corporate Performance Goals % Achieved			Business Unit Performance Goals % Achieved
	Sales			Sales			Prime Bonus
Named Executive	Growth	EPS	ROIC	Growth	EBIT	ROCA	Earned ($)

Frank P. Simpkins	122.2	107.3	98.3	N/A	N/A	N/A	301,000
Stanley B. Duzy	122.2	107.3	98.3	N/A	N/A	N/A	255,000
William Y. Hsu	122.2	107.3	98.3	N/A	N/A	N/A	217,000
Ronald C. Keating	122.2	107.3	98.3	81.8	92.5	90.1	200,000

Long-Term Incentives

Kennametal’s long-term incentives are designed to focus our employees on sustained, long-term performance. We use these incentives because they promote an ownership culture, align the interests of our employees and shareowners, and foster the long-term perspective necessary to increase shareowner value. All of our executives, members of senior management, and a significant number of key employees are eligible to receive long-term incentive awards. The committee must approve all equity and other long-term incentive awards for our executives.

We use a “portfolio approach” to deliver long-term incentives to eligible employees. The portfolio approach combines stock option awards (30% of total long-term incentive value), restricted stock awards (20% of total long-term incentive value), and cash-based long-term performance incentive awards (“LTIP” awards) (50% of total long-term incentive value). We use these different types of awards because each type of award serves a slightly different purpose, as described below. All of our long-term incentives are designed to encourage creation of long-term value for our shareowners. They also aid in retention and help promote stock ownership by our employees.

All long-term incentive awards are granted under the Kennametal Inc. Stock and Incentive Plan of 2002, as amended (the “2002 Plan”). The 2002 Plan is a shareowner approved plan that provides for the granting of nonstatutory and incentive stock options, restricted stock awards, and other types of incentive awards. The 2002 Plan is described more fully on page 39.

Equity Incentives

•	Stock Option Awards

We use stock option awards as a long-term incentive because they precisely align the interests of our employees with those of our shareowners. Stock option grantees can only profit from stock option awards if our stock price increases over time; conversely, grantees receive no value if our stock price decreases. We typically grant stock option awards to our executives annually as part of our broader long-term incentive program, but occasionally we grant special stock option awards, either alone or in connection with restricted stock awards, to employees for attraction, retention or recognition purposes. Stock options typically vest at the rate of one-fourth per year for four years (beginning one year from the date of grant), which furthers our retention objective (as any unvested portion is forfeited if an executive voluntarily terminates employment). Stock option awards expire ten years from the date of grant, which serves to promote the long-term perspective that is key to our growth and success.

•	Restricted Stock Awards

We grant restricted stock awards to provide immediate share ownership and to directly align the interests of our employees and our shareowners. As is the case with stock option awards, we typically grant restricted stock awards annually to our executives as part of our broader long-term incentive program, but we sometimes make these grants for other purposes. For example, we may grant restricted stock awards to attract new talent or to motivate our employees. Like stock option awards, restricted stock awards typically vest at the rate of one-fourth per year for four years (beginning one year from the date of grant), which further promotes our retention objectives. Any unvested portion of a restricted stock award is forfeited if an executive voluntarily terminates his or her employment.

Fair Market Value of Equity Awards

Under the 2002 Plan, the exercise price for a stock option award must not be less than the fair market value of our shares at the time the option is granted. Fair market value is determined by taking the average of the highest and lowest sales prices as quoted on the New York Stock Exchange — Composite Transactions reporting system for the last trading day prior to the grant date.

Equity Grant Practices

•	Timing of Grants.

The committee grants equity-based awards to our executives on both an annual and an as-desired basis. We do not have any program, plan or practice to time annual or ad hoc grants of equity-based awards in coordination with the release of material non-public information or otherwise.

•	Annual Grants. We generally make grants to our named executives and other senior management on a once-a-year basis. As part of its standing agenda, the committee makes all annual grants of equity-based awards to our executives at its regularly scheduled meeting in July of each year; the dates for these meetings are typically scheduled two years in advance. In the past, the date of the grant was the date on which the committee met to approve the awards. For example, the committee granted equity-based awards for 2007 at its meeting on July 24, 2006; these awards were effective immediately. In 2007, the committee moved to a pre-established grant date for all future annual awards to our executives (August 1 of each year). At its July 24, 2007 meeting, the committee granted equity-based awards for 2008 to our executives; the grant date for those awards was August 1, 2007.

•	Special or One-Time Grants. The committee retains the discretion to make additional awards to executives at other times in connection with the initial hiring of a new officer, for retention purposes, or otherwise.

•	Determination of Equity Grant Amounts. Restricted stock awards are generally expressed as a dollar amount (a grantee might receive an award of $50,000, for instance.) The number of restricted shares awarded to the grantee is determined by dividing the dollar amount of the award by the fair market value of our stock on the last trading day prior to the grant date. Stock option awards are also expressed in a dollar amount, and the number of shares underlying a stock option award is determined by dividing the dollar amount of the award by the compensation value of the option on grant date (essentially using the assumptions disclosed on page 37 of this proxy, but considering the full term of the option (10 years)).

•	Repricing of Stock Options. The 2002 Plan prohibits the repricing of stock options and does not contain a reload feature.

LTIP Cash Awards

Beginning in 2005, contingent long-term incentive awards, which we refer to as “LTIP” awards, have been granted each year to our executives and to other key employees. We grant these awards because we believe they provide a strong incentive for achieving specified financial performance goals that are consistent with our business strategy and important contributors to long-term shareowner value. Payment of long-term incentive awards is based solely on company performance and is targeted at market value for comparable positions, utilizing the same comparative compensation data used for setting total annual compensation. The plan under which these awards are granted (the 2002 Plan) allows for them to be settled in stock; however, we pay these awards in cash because we believe this approach appropriately balances the cash and equity components of our long-term incentive program. Cash payments are also an excellent way to reward the attainment of these performance objectives. These long-term performance awards aid in retention as they are subject to forfeiture if the executive’s employment terminates for any reason other than death, disability or retirement before the end of the three-year performance period.

As illustrated in the table below, LTIP threshold and maximum amounts range from 50% of the target bonus amount to 200% of the target bonus amount based on performance achievement of between 80% and 120% of the applicable performance goal.

		Threshold	Target	Maximum

Performance (As a Percentage of Achievement of Performance Goal)	Less than 80%	80%	100%	120% or Greater
Payout (As Percentage of Target Bonus Amount)	0%	50%	100%	200%

With respect to each performance goal, no bonus is awarded if actual performance is less than 80% of the performance goal. Under the terms of the 2002 Plan, measurement of business results against the goals may be adjusted, at the committee’s discretion, to account for the effects of unusual events.

Target Bonus Amounts

Target bonus amounts for our executives are determined on an individual basis considering the executive’s performance and career potential (internal and individual factors), as well as the competitive market level for long term compensation for similar positions (external factors). The committee sets target bonus amounts for our executives for the upcoming 3-year cycle at its meeting in July.

•	2005 — 2007 LTIP Awards

In July 2004, we granted LTIP awards for fiscal years 2005-2007 payable in August 2007 if the company achieved specified performance goals based on two equally weighted business measurements: EPS and ROIC. For LTIP purposes, EPS is calculated on a cumulative basis by summing the adjusted EPS disclosed in our financial results at fiscal year end for each of the three years in the cycle. ROIC is measured at the end of the three-year cycle. EPS and ROIC were selected because the committee believes they are key indicators of our financial and operational success and are key drivers of long-term shareowner value. The performance goals for the 2005-2007

LTIP cycle were: (a) EPS (cumulative target of $10.50); and (b) ROIC (target of 11.5%). The committee believed that the goals were achievable, but achievement would require a high level of financial performance over the three-year period.

Results for 2005 — 2007 LTIP Cycle

In July 2007, the committee approved payments to each of our named executives who participated in the 2005 — 2007 LTIP cycle. For the period in question, the company achieved cumulative EPS of $12.03 and ROIC of 11.3%. Accordingly, the weighted payout percentage for each participating named executive was 134.4% of his target award amount. The actual LTIP amounts, if any, earned by our named executives are set forth in the 2007 Summary Compensation Table in the ‘Non-equity Incentive Plan Compensation’ column and related footnotes.

•	2006 — 2008 LTIP Awards
•	2007 — 2009 LTIP Awards

In July 2005 and July 2006, respectively, the committee granted LTIP awards for fiscal years (a) 2006-2008, payable in August 2008, and (b) 2007-2009, payable in August 2009, in each case only if the company achieves specified performance goals. Performance goals for both the 2006-2008 and 2007-2009 LTIP cycles were once again based upon EPS and ROIC. Awards will be paid based on achieving threshold, target or maximum levels for the specified measurements. For example, the named executives will receive only one-half of the target payment if the company, at the end of the three-year period, satisfies only a single target goal for a single measurement. The committee set the goals at levels that reflected our internal, confidential three-year business plan at the time the awards were established. The committee believes the goals for both the 2006-2008 and the 2007-2009 LTIP cycles will require a high level of financial performance over the three-year period to be achieved.

The potential payouts in 2008 and 2009 for each named executive (assuming both measurements are met at threshold, target or maximum levels over the three-year period) are shown in the table below:

	2006-2008 LTIP Cycle			2007 – 2009 LTIP Cycle
Named Executive	Threshold	Target	Maximum	Threshold	Target	Maximum

Carlos M. Cardoso	202,000	404,000	808,000	332,500	665,000	1,330,000
Frank P. Simpkins	25,000	50,000	100,000	38,250	76,500	153,000
Stanley B. Duzy	112,000	224,000	448,000	112,000	224,000	448,000
William Y. Hsu	81,250	162,500	325,000	81,250	162,500	325,000
Ronald C. Keating(1)	—	—	—	—	—	—

(1)	Mr. Keating forfeited all LTIP awards when he voluntarily resigned in August 2007.

Special Recognition and Retention Awards

On a limited and selective basis, we sometimes pay additional compensation to our employees in the form of special recognition or retention awards. For example, we may provide a special award to an individual to reimburse him/her for compensation he/she would forfeit by terminating previous employment, for retention purposes, or to recognize contributions to a critical strategic initiative.

Employees at all levels of the company are eligible to receive special awards. We may provide awards in the form of cash bonuses, equity awards, or via a mixture of cash and equity awards, in each case depending on the reason for the bonus. The amount of any special recognition or retention award depends on the reason it is being granted. The committee must approve any special awards for our executives. In 2007, none of our named executives received a special award.

Retirement Programs

We maintain both qualified and nonqualified defined benefit retirement plans that are designed to work together to provide retirement pay to our executives. We provide pension and retirement benefits as part of our broader executive compensation program to attract and retain our executives.

Qualified Plans.  We maintain two principal qualified retirement plans for substantially all U.S. employees, including our executive officers. The Retirement Income Plan (“RIP”) is a defined benefit pension plan. As of December 31, 2003, the RIP was frozen for non-grandfathered participants and is no longer offered to new employees. None of our named executives was grandfathered under the RIP. The Thrift Plus Plan (“TPP”) is a defined contribution or “401(k)” plan in which all of our executives participate.

Non-Qualified Plans.  We maintain two non qualified retirement plans for our executives. Certain of our executives, including Messrs. Duzy and Hsu, participate in the Supplemental Executive Retirement Plan (“SERP”), which provides for monthly payments for a participant’s lifetime. Under the SERP, there is no right to payments if a participant leaves the company before age 56; beginning at age 56, benefits in the SERP vest 20% per year until the age of 60, when benefits become 100% vested.

In 2007, the committee replaced the SERP with the Executive Retirement Plan (“ERP”). Only those executives for whom vesting under the SERP had commenced as of December 31, 2006 continue to participate in the SERP. Executives who were not vested under the SERP, including Messrs. Cardoso and Simpkins, participate in the ERP, which provides for a lump sum payment of benefits to a participant upon termination (but only to the extent the executive has vested under the plan).2

The amount payable under each retirement plan for each named executive is determined by the plan’s benefit formula. The amount of benefits varies based upon the plan, the executive’s years of service with us, and the executive’s compensation. Each of the retirement programs in which our executives may participate is described in further detail in the “Retirement Programs” section on page 44.

Executive Benefits and Perquisites

Our executives receive various perquisites provided by the company: health club dues, officer life insurance, financial planning, executive physical, and in certain instances, parking and a country club membership. The value of these perquisites is imputed as income to the executive and taxed accordingly; therefore, we provide a tax-gross up payment to the executive to reimburse him for approximate amounts of additional tax liability as a result of receiving these benefits.

Perquisites represent a relatively small portion of our overall executive compensation package. We believe the perquisites we offer are reasonable in nature and that the inclusion of perquisites in our executive compensation program enhances the program’s competitiveness and aids in the attraction and retention of executives.

The committee periodically reviews the perquisites to ensure that they are appropriate in light of the company’s total compensation program and market practice.

Specific executive perquisites are listed in the supplemental table on page 38. Other than these perquisites, executives have the same benefits that are generally provided to other employees, including eligibility to participate in group medical and dental plans, vision, long- and short-term disability, group life insurance, accidental death and dismemberment insurance, business travel accident insurance, health care and dependent care spending accounts, qualified retirement plans, and other benefits, in accordance with the terms of the programs.

Stock Ownership Guidelines

We have adopted Stock Ownership Guidelines for directors, executives and key managers to effectively link the interests of management and our shareowners and to promote an ownership culture throughout our organization. We believe that stock should be acquired and held in quantities that encourage management to make decisions and take actions that will enhance company performance and increase its value. These guidelines were first adopted in

2 Although Mr. Keating participated in the ERP during 2007, he voluntarily resigned his employment with the company effective August 17, 2007 prior to vesting under the ERP; accordingly, he will not receive any benefit under the ERP.

1995 and are reviewed annually by the committee at its October meeting as a standing agenda item. The current guidelines are:

FY07
Multiple
of Base Salary
Chief Executive Officer	5X
Vice Presidents serving as Group Presidents and CFO	3X
Executive Management Council, Corporate Officers, and certain Business Unit Managers	2X
Other Key Managers	1X
Non-Employee Directors (multiple of annual retainer)	5X

We require our executives and directors to achieve their ownership requirements within 5 years. Shares owned outright, restricted stock, and shares owned in benefit plans (such as a 401(k)) count toward fulfilling the ownership guidelines. All of our named executives have met or exceeded their ownership guidelines.

We have an insider trading policy that prohibits executives from engaging in any transaction in our stock unless that transaction has been pre-cleared and approved. Although we generally do not mandate when executives may trade, our policy strongly encourages them to trade only during established window periods, which open 2 days after our quarterly earnings release and remain open for one month thereafter.

Employment Agreements

We have employment agreements with our named executives and all other executive officers. The following summary describes the material terms of the agreements for each of our named executives except Mr. Cardoso.

General.  The agreements require our executives to devote their entire time and attention to the business of Kennametal while they are employed.

Term.  There is no predetermined term. Each executive entered into the agreement upon commencing duties as an executive officer of our company.

Compensation.  The executive officer’s base salary, size of bonus award, if any, and any other compensation for services are not specified under the agreements but rather are determined by the committee upon the commencement of employment. Thereafter, the committee makes determinations regarding base salary, incentive awards, and all other components of compensation as described above.

Non-competition / non-disclosure.  Unless we consent in writing, if an executive voluntarily terminates his employment or we terminate his employment for cause, then for three years after the date of termination, the executive officer can not, in any geographic area in which Kennametal is offering its services and products: (a) directly or indirectly engage in, or (b) assist or have an active interest in, or (c) enter the employ of, or act as agent for, any entity which is or is about to become directly or indirectly engaged in any business that is competitive with any business of the company or any of our subsidiaries. The non-competition provisions do not apply if we terminate an executive without cause. However, in case of termination for any reason, the executive officer can not disclose any of our confidential or trade secret information.

Assignment of Inventions.  Each executive officer must assign to us all inventions conceived or made during his employment with Kennametal.

Termination.  The executive officer’s employment may be terminated by either party at any time, for any reason or no reason at all; provided, that the company may only terminate an executive officer’s employment with the approval and authorization of the Board.

Severance.  If, with Board authorization, we terminate an executive officer’s employment prior to a change in control and not for cause, the executive is entitled to 12 months’ severance in the form of salary continuation. The executive officer is not entitled to severance under any other termination scenario outside of a change in control context.

Change in control.  Under certain circumstances, the agreement provides for payments to an executive officer if his employment is terminated after a change of control. See “Termination Conditions and Arrangements” below and “Potential Payments Upon Termination or Change in Control” on page 45 for a more detailed discussion.

Employment Agreement with Mr. Cardoso

Except as set forth below, Mr. Cardoso’s employment agreement contains substantially the same provisions as the agreements with our other named executives. Mr. Cardoso’s employment agreement was amended December 6, 2005 to, among other things, set forth his base salary upon commencement of his duties as CEO and provide for a special incentive bonus for fiscal year 2006. (Mr. Cardoso’s current salary level and incentive opportunities are discussed in this Compensation Discussion and Analysis section and in the compensation tables that follow.) In addition, Mr. Cardoso’s employment agreement was amended to provide the following:

FY 2007 Incentive Compensation.  Effective July 1, 2006, Mr. Cardoso’s primary target bonus incentive is equal to 90% of his base salary, and, commencing July 2006, he became eligible for a long-term incentive award of $1,330,000 (which will be payable, if earned, 30% in stock options, 20% in restricted stock, and 50% in cash as described above under “Long-Term Incentives” ).

Severance.  If, with Board authorization, Mr. Cardoso’s employment is terminated by us prior to a change in control and not for cause, Mr. Cardoso is entitled to up to 24 months’ severance in the form of salary continuation. Severance amounts would be offset by any salary earned by Mr. Cardoso in the event he obtains other employment during such 24-month period. Mr. Cardoso is not entitled to severance under any other termination scenario outside of a change in control context.

Termination Conditions and Arrangements

In a non-change in control context, our employment agreement with our executives provides for severance if the executive’s employment is terminated by us without “cause”. Additional details regarding the severance provisions and potential payments to our named executives outside of a change in control context can be found on page 45 in the “Potential Payments upon Termination or Change in Control” section.

Our executive employment agreement, stock and incentive plans and certain of our retirement and post-employment plans contain change in control provisions. The change in control provisions in the executive employment agreement are applicable only for those executives that have entered into these agreements, which includes each of our named executives. The provisions of our incentive plans and retirement plans are applicable to a broader base of our employees and include all those who participate in those plans. We include these provisions because we believe they help to align executive, company, and shareowner interests. If we evaluate a possible transaction, we want our executives to focus on the potential fit with our corporate goals and strategy and the creation of long-term value for our shareowners. We believe that change in control protections enable our executives to consider corporate transactions objectively and to decide whether they are in the best interests of the company and its shareowners without undue concern over whether the transactions may jeopardize the executives’ future employment.

The change in control protections under the executive employment agreement only provide payments upon the occurrence of a “double trigger”. For severance benefits to be “triggered”, a change-in-control must take place and an executive must be involuntarily terminated (not for “cause”) or must leave for “good reason” within 36 months following the change-in-control. For additional information concerning the change in control arrangements for our named executives, see “Potential Payments upon Termination or Change in Control” on page 45.

Recoupment of Awards and Incentive Payments

In any case where there has been an allegation of fraud or misconduct, the Board of Directors would investigate and carefully review the facts and circumstances of the alleged misconduct before determining the appropriate course of action. If, after completing its investigation, the Board were to determine that an employee or officer did engage in fraudulent behavior or misconduct, the Board would take appropriate action, which could include, among other things, termination of employment, institution of legal proceedings against the wrongdoer, or bringing the misconduct to the attention of the proper authorities. If the misconduct results in a material restatement of Kennametal’s financial results, then the Board, in addition to the above remedies, may also seek repayment of any bonus received for the period restated, seek repayment of gains realized as a result of exercising stock options awarded for the period restated, or cancel any outstanding stock options or other equity or incentive compensation.

Kennametal also incorporates restrictive covenants (prohibiting working for competitors for a period following separation from employment and disclosure of confidential or proprietary information) into the executive employment agreements, the SERP, and the ERP. If the Board of Directors determines that a violation of any one of these covenants has occurred, it may, in its discretion, discontinue any future payments and/or take appropriate legal action to recoup amounts paid under these programs.

Tax, Accounting, and Regulatory Considerations

We consider the affect of tax, accounting and other regulatory requirements in designing and implementing compensation programs, and while these factors may impact plan designs, ultimately decisions reflect the pay strategy of the company and the program intent.

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s three other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareowners). For 2007, the payments of annual bonuses under the Prime Bonus Plan and long-term performance awards were intended to satisfy the requirements for deductible compensation.

Tools and Analytics

The committee utilizes various tools and analytics provided by both Sibson and our internal management and human resources personnel to execute its duties. These tools and analyses provide internal and external context and perspective to assist the committee with its decision making process. The types of information the committee reviews and considers when making compensation decisions include:

•	Total compensation tally sheets and pay histories for the CEO and executive officers

•	CEO and executive officer competitive assessments for all elements of pay

•	Pay-for-performance and value sharing assessments vs. our peer group

•	Dilution and share utilization assessments, projections and comparisons

•	Equity expense comparisons vs. our peer group

•	Incentive design and vehicle prevalence analyses

•	Internal goal setting and achievement analyses

•	Executive wealth accumulation forecasts

•	Executive retention analyses

•	Annual and long-term incentive plan performance and progress updates

•	Executive perquisite prevalence analyses

•	Other ad hoc analyses performed at the committee’s direction

The above analyses are reviewed either annually or by special request of the committee.

2007 Compensation Highlights

2007 Compensation Decisions for Named Executives

The committee based its 2007 compensation decisions on a variety of factors specific to each named executive. For individual named executives, those factors included:

•	For Mr. Cardoso — the company’s strong performance resulting in substantial shareowner value creation, his performance against both short- and long-term objectives, global talent development and his stewardship and leadership in directing the strategic positioning of the company.

•	For Mr. Simpkins — his promotion to Chief Financial Officer, the company’s strong performance resulting in substantial shareowner value creation, and the value he brought to the CFO position by virtue of his comprehensive knowledge of company operations.

•	For Mr. Duzy — his performance against his specific objectives and his leadership with respect to our strategic objective of reducing selling, general and administrative expenses as a percentage of sales throughout all major business segments.

•	For Mr. Hsu — his performance against his specific objectives and his leadership with respect to our technology strategies, product innovation and technical excellence.

•	For Mr. Keating — performance against his specific objectives, leadership in directing the acquisition and integration of key acquisitions, and the overall leadership role Mr. Keating brought to our MSSG business segment.

Review of Executive Retirement Programs

The committee directed a comprehensive assessment of the Supplemental Executive Retirement Program (“SERP”) to determine its effectiveness with respect to attraction and retention of key executives, market competitiveness, regulatory compliance and financial considerations. After a comprehensive review the Committee adopted the new Executive Retirement Program (“ERP”), which it felt was better aligned with our strategic and financial interests. You can find further information about the SERP and ERP on pages 44 and 45.

Executive Talent

During the year, management presented to the committee its formal succession plan as well as an executive assessment and development plan facilitated by an international executive consulting/search firm. Noted key appointments during the year included the positions of Chief Financial Officer; Chief Information Officer, and Vice President Corporate Strategy and MSSG Global Marketing.

Stock Option Grant Practices

In conjunction with the Audit Committee, the committee directed an internal review of the company’s stock option practices over the ten (10) year period January 1, 1996 through December 31, 2005. The review revealed no instances of backdating of stock options.

New SEC Disclosure Regulations

Throughout the year the committee comprehensively reviewed the requirements of the new SEC Executive Compensation disclosure regulations and provided direction to management regarding the preparation of required disclosures.

Compensation for Non-Employee Directors

Historically, non-employee directors’ compensation was set by the Board at the recommendation of the committee. In 2007, the Nominating/Corporate Governance Committee assumed responsibility for the review and oversight of non-employee director compensation. Non-employee directors’ compensation is reviewed by the Board on an as-needed basis, which historically has been about once every other year. The role of the Nominating/

Corporate Governance Committee in this context is explained in further detail on page 13. The compensation of non-employee directors in 2007 is described on pages 13-16.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (“we” or “the committee”) recommends an overall compensation policy to the Board, has direct responsibility for matters relating to compensation of the executive officers, advises the Board regarding management succession, and administers the company’s equity compensation plans and deferred compensation plans. Management has the primary responsibility for the company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 20-36 of this proxy statement. Based on that review, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee

Ronald M. DeFeo, Chair
Philip A. Dur
A. Peter Held
William R. Newlin
Steven H. Wunning

Executive Compensation Tables

The Executive Compensation Tables show the compensation paid to our Chief Executive Officer, our current and former Chief Financial Officer, the three other most highly compensated executive officers serving in that capacity as of June 30, 2007, and our former Executive Chairman, who served as an executive officer during 2007 but retired effective December 31, 2006. These individuals are our named executive officers for 2007, and are referred to as “named executives” in the tables and the narrative disclosure that accompanies them.

Each of our executive officers, including the named executives (other than Ms. Smith and Mr. Tambakeras), was party to an employment agreement in 2007. The employment agreements are described on page 32.

2007 Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Carlos M. Cardoso	2007	725,000	—	607,827	272,593	1,546,477	380,292	43,643	3,575,832
President and Chief Executive Officer(6)
Frank P. Simpkins	2007	300,318	—	74,383	46,094	301,000	118,316	28,794	868,905
Vice President and Chief Financial Officer(7)
Stanley B. Duzy	2007	326,933	—	189,585	203,918	530,798	343,088	59,598	1,653,920
Vice President and Chief Administrative Officer(8)
William Y. Hsu	2007	306,000	—	191,480	237,431	409,588	104,387	35,513	1,284,399
Vice President and Chief Technical Officer(9)
Ronald C. Keating	2007	359,250	—	297,212	136,641	340,553	72,952	66,211	1,272,819
Vice President and President, Metalworking Solutions and Services Group(10)
Catherine R. Smith	2007	104,333	—	2,598	2,994	—	—	6,117	116,042
Formerly, Executive Vice President and Chief Financial Officer(11)
Markos I. Tambakeras	2007	450,000	450,000	55,679	293,833	—	6,157	643,038	1,898,707
Formerly, Executive Chairman of the Board(12)

(1)	These amounts reflect the compensation cost recognized for financial statement reporting purposes for 2007, in accordance with FAS 123R, for restricted stock awards and include amounts from awards granted in 2007 as well as prior fiscal years.

(2)	These amounts reflect the compensation cost recognized for financial statement reporting purposes for 2007, in accordance with FAS 123R, for stock option awards and include amounts from awards granted in 2007 as well as prior fiscal years. We use the Black-Scholes option pricing model to calculate compensation cost associated with these awards. For purposes of these calculations, we assume no forfeitures. All other assumptions used in the calculation of amounts for 2007 are included in note 15 to Kennametal’s consolidated financial statements included in the Annual Report on Form 10-K filed with the SEC on August 16, 2007. For additional information on the assumptions applicable to grants made prior to 2007, refer to the note on Stock-Based Compensation for the consolidated financial statements in Kennametal’s Form 10-K for the applicable year.

(3)	These amounts reflect: (i) cash awards to the named executives under the Prime Bonus Plan, which is discussed in further detail on page 24 under the heading “Management Performance Bonus Plan (“Prime

Bonus Plan”); and (ii) cash awards under the 2005-2007 LTIP cycle, which is discussed in further detail on page 29.

			Total Payments for
			2007 Under Non-
	2007 Prime	2005 – 2007	Equity Incentive
Name	Bonus	LTIP Cash	Plans

Carlos M. Cardoso	1,160,025	386,452	1,546,477
Frank P. Simpkins	301,000	—	301,000
Stanley B. Duzy	255,000	275,798	530,798
William Y. Hsu	217,000	192,588	409,588
Ronald C. Keating	200,000	140,553	340,553

(4)	These amounts reflect the actuarial increase in the present value of the named executive’s benefits under all pension plans established by the company. The total expressed includes amounts that the named executive may not currently be entitled to receive because such amounts are not vested. Pension plans under which amounts may be included include the Retirement Income Plan (the “RIP”), the Supplemental Executive Retirement Plan (the “SERP”), and the Executive Retirement Plan (the “ERP”), as applicable to the individual. Please refer to the discussion on page 44 for more detailed descriptions of the RIP, the SERP and the ERP. No named executive received preferential or above-market earnings on deferred compensation.

(5)	The following table describes each component of the All Other Compensation column:

	Other	Tax	Contributions to	Life
	Benefits	Payments	Thrift Plus Plan	Insurance	Other
Name	(a)	(b)	(c)	(d)	(e)	Total

Carlos M. Cardoso	14,246	11,488	16,613	1,296	—	43,643
Frank P. Simpkins	—	6,746	21,170	878	—	28,794
Stanley B. Duzy	15,723	22,750	17,672	3,453	—	59,598
William Y. Hsu	—	14,803	17,598	3,112	—	35,513
Ronald C. Keating	30,642	16,415	18,534	620	—	66,211
Catherine R. Smith	—	444	4,950	723	—	6,117
Markos I. Tambakeras	25,490	19,368	3,300	7,317	587,563	643,038

(a)	This column shows the aggregate incremental value of the executive benefit programs described more fully on page 31 under the heading “Executive Benefit Programs, Perquisites, and Other Personal Benefits.” For Mr. Tambakeras, this amount also includes $2,455 for personal use of an airplane leased by the company under a fractional lease program. If the aggregate value of perquisites and other personal benefits is less than $10,000, then pursuant to SEC rules, no amount is recorded in this column.

(b)	Taxes paid in 2007 on behalf of the named executive for executive benefit programs.

(c)	Contributions by the company under our Thrift Plus Plan on behalf of each of the named executives.

(d)	Income imputed to the named executive based upon premiums paid by the company to secure and maintain a $500,000 term life insurance policy while the officer remains an active employee of the company.

(e)	Relocation allowance and related expenses, and/or other compensation paid to the named executive. Under the terms of his Amended and Restated Employment Agreement dated December 6, 2005 (“Amended and Restated Employment Agreement”), Mr. Tambakeras was entitled to receive a cash payment for the value of any restricted stock award that was forfeited as a result of his retirement, but otherwise would have vested on or before December 31, 2007. Accordingly, the amount in column (e) includes for Mr. Tambakeras a payment of $587,563 for shares of restricted stock that Mr. Tambakeras forfeited when he retired from the company.

(6)	General. Mr. Cardoso assumed the offices of the President and Chief Executive Officer of the company effective as of January 1, 2006.

Change in Pension Value. Mr. Cardoso is entitled to benefits accrued under the RIP through December 31, 2003, and is a participant in the ERP.

(7)	General. Mr. Simpkins assumed the offices of the Vice President and Chief Financial Officer of the company effective as of December 6, 2006.

Change in Pension Value. Mr. Simpkins is entitled to benefits accrued under the RIP through December 31, 2003, and is a participant in the ERP.

(8)	Change in Pension Value. Mr. Duzy is entitled to benefits accrued under the RIP through December 31, 2003, and is a participant in the SERP.

(9)	Change in Pension Value. Mr. Hsu did not participate in the RIP, but is a participant in the SERP.

(10)	Change in Pension Value. Mr. Keating is entitled to benefits accrued under the RIP through December 31, 2003, and was a participant in the ERP in 2007. Mr. Keating voluntarily resigned his employment with the company effective August 17, 2007 prior to vesting under the ERP; accordingly, he will not receive any benefit under the ERP.

(11)	General. Ms. Smith served as our Executive Vice President and Chief Financial Officer from April 2005 through September 2006. In connection with her voluntary resignation from the company, Ms. Smith paid us $89,500 as partial reimbursement for the sign-on bonus she received in 2005.

Change in Pension Value. Ms. Smith did not participate in the RIP but was a participant in the ERP while employed by the company. Ms. Smith voluntarily resigned prior to vesting under the ERP; accordingly, she will not receive any benefit under the ERP.

(12)	General. Mr. Tambakeras served as our President and Chief Executive Officer from July 1999 through December 2005, as our Chairman of the Board from July 2002 through December 2005, and as our Executive Chairman of the Board from January 2006 until his retirement in December 2006.

Change in Pension Value. Mr. Tambakeras is entitled to benefits accrued under the RIP through December 31, 2003.

Equity Compensation Plans

Following is a summary of the company’s equity compensation plans. Grant practices and related information are generally described in the Compensation Discussion and Analysis beginning on page 20.

Kennametal Inc. Stock and Incentive Plan of 2002.  The Kennametal Inc. Stock and Incentive Plan of 2002, as amended (the “2002 Plan”), provides for the granting of nonstatutory and incentive stock options and certain share awards. The aggregate number of shares available for issuance under the 2002 Plan is 3,750,000. Under the 2002 Plan, the exercise price for a stock option award must not be less than the fair market value of our shares at the time the option is granted. Fair market value is determined by taking the average of the highest and lowest sales prices as quoted on the New York Stock Exchange — Composite Transactions reporting system for the last trading day prior to the grant date. Participants must pay the purchase price in full at the time of exercise. Payments may be made either in cash, by delivering shares of our common stock (a stock swap), or by delivering a combination of shares and cash having an aggregate fair market value equal to the purchase price. All grants reflected in the 2007 Grants of Plan—Based Awards’ table were made under the 2002 Plan.

Other Stock and Incentive Plans.  Each of the Kennametal Inc. Stock Option and Incentive Plan of 1988 (the “1988 Plan”), the Kennametal Inc. Stock Option and Incentive Plan of 1992 (the “1992 Plan”), the Kennametal Inc. Stock Option and Incentive Plan of 1996 (the “1996 Plan”), and the Kennametal Inc. Stock Option and Incentive Plan of 1999 (the “1999 Plan”) were shareowner approved plans that provided for the granting of nonstatutory and incentive stock options and certain share awards. The Kennametal Inc. 1999 Stock Plan (the “1999 Stock Plan”) was a non-shareowner approved plan that provided for the granting of nonstatutory stock options and certain share awards. The 1999 Stock Plan was implemented in connection with the hiring of new employees and was not submitted for shareowner approval because at that time the NYSE permitted the listing of shares under non-shareowner approved plans for stock awards to new employees and other limited circumstances. Although options are still outstanding under the 1988 Plan, 1992 Plan, 1996 Plan, 1999 Plan and 1999 Stock Plan, no further grants may be made under these plans.

The Performance Bonus Stock Plan of 1995 (the “Bonus Stock Plan”) provided for the issuance of not more than 750,000 shares. The Bonus Stock Plan provided that certain performance-based bonus compensation plans for management and/or senior executives (each a “Management Performance Bonus Plan”) were eligible for participation in the Bonus Stock Plan. Up to and including bonuses for 2005, each participant in a Management Performance Bonus Plan was able to elect to receive common stock or stock credits in lieu of a cash bonus under the Bonus Stock Plan. Pursuant to the Bonus Stock Plan, any portion of a bonus paid in shares of common stock or in stock credits was increased by up to 25% of that value. Beginning with 2006, the opportunity to elect to receive shares of common stock and the 25% premium feature under the Bonus Stock Plan was discontinued.

The Directors Stock Incentive Plan, which is a non-shareowner approved plan, provides for the issuance of not more than 200,000 shares. The plan allows any non-employee director to elect to receive shares of our common stock in lieu of all or a portion of any Board or committee compensation that is not deferred pursuant to the Deferred Fee Plan and to receive stock credits for any compensation that is deferred.

2007 Grants of Plan-Based Awards

							All Other	All Other
							Stock	Option
							Awards:	Awards:	Exercise		Grant
				Estimated Future Payouts			Number	Number of	or Base	Closing	Date Fair
				Under Non-Equity			of Shares	Securities	Price of	Market	Value of
				Incentive Plan Awards(2)(3)(4)			of Stock	Underlying	Option	Price on	Stock and
				Threshold	Target	Maximum	or Units(4)(5)	Options(4)(6)	Awards	Date of	Option
Name	Grant Date(1)			($)	($)	($)	(#)	(#)	($/Sh)(6)	Grant	Awards(7)

Carlos M. Cardoso	P			337,500	675,000	1,350,000
	S			120,000	225,000	225,000
	L	7/25/2006		332,500	665,000	1,330,000
	O	7/25/2006	(a)					44,000	54.12	54.34	567,723
	R	7/25/2006	(a)				12,550				679,206
Frank P. Simpkins	P			106,500	213,000	426,000
	L	7/25/2006		38,250	76,500	153,000
	O	7/25/2006	(a)					2,250	54.12	54.34	29,031
	O	12/5/2006	(b)					9,800	61.32	61.94	148,313
	R	7/25/2006	(a)				500				27,060
	R	12/5/2006	(b)				3,250				199,290
Stanley B. Duzy	P			90,200	180,400	360,800
	L	7/25/2006		112,000	224,000	448,000
	O	7/25/2006	(a)					6,575	54.12	54.34	84,836
	R	7/25/2006	(a)				1,470				79,556
William Y. Hsu	P			76,750	153,500	307,000
	L	7/25/2006		81,250	162,500	325,000
	O	7/25/2006	(a)					4,800	54.12	54.34	61,933
	R	7/25/2006	(a)				1,060				57,367
Ronald C. Keating(8)	P			108,300	216,600	433,200
	L	7/25/2006		250,000	500,000	1,000,000
	O	7/25/2006	(a)					14,700	54.12	54.34	189,671
	R	7/25/2006	(a)				3,270				176,972
Catherine R. Smith(9)	P			127,800	255,600	511,200
	L	7/25/2006		150,750	301,500	603,000
	O	7/25/2006						8,850	54.12	54.34	114,190
	R	7/25/2006					1,975				106,887
Markos I. Tambakeras(10)	P			—	—	—	—	—	—	—	—
	L			—	—	—	—	—	—	—	—
	O			—	—	—	—	—	—	—	—
	R			—	—	—	—	—	—	—	—

(1)	Legend

P =	Primary Prime Bonus Opportunity (For Mr. Cardoso, 90% of base salary pursuant to his amended employment agreement.)
S =	Supplemental Prime Bonus Opportunity (For Mr. Cardoso, 30% of base salary based upon achievement of individual and strategic performance goals.)
L =	LTIP (long-term cash incentive award)
O =	Option Award
R =	Restricted Stock Award

Vesting Information:

Grant Date	Vesting Schedule

7/25/2006(a)	25% vests each year over four years beginning on the first anniversary of the grant date
12/5/2006(b)	25% vests each year over four years beginning on the first anniversary of the grant date

(2)	Prime Bonus awards are made under the Prime Bonus Plan, which is described more fully on page 24. The Prime Bonus amounts presented in these columns reflect the amounts that potentially could have been earned during 2007 based upon the achievement of performance goals under the Prime Bonus Plan. The Prime Bonuses earned in 2007 by our named executives were paid in August 2007. Actual amounts paid for 2007 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and shown in footnote 3 to that table.

(3)	The LTIP amounts presented in these columns reflect long-term incentive awards for the 2007 – 2009 LTIP cycle, which are payable in cash or, in the Compensation Committee’s discretion, may be settled in Kennametal stock. Our long-term incentive program is described more fully beginning on page 27.

(4)	Stock option, restricted stock and LTIP awards are granted under the 2002 Plan. For more information on how amounts of awards are determined, please refer to the discussion of “Long-Term Incentives” and related matters under the “Compensation Discussion and Analysis” section.

(5)	The company pays dividends on unvested restricted stock shares during the restriction period, but the dividends are not preferential.

(6)	For stock option awards, the exercise price is equal to the fair market value of our shares on the date the award is granted. Fair market value is determined by taking the average of the highest and lowest sales prices as quoted on the New York Stock Exchange — Composite Transactions reporting system for the last trading day prior to the grant date.

(7)	Represents the grant date fair value of each award as determined pursuant to FAS 123R. For the assumptions used in determining the grant date fair value under FAS 123R, please see footnotes 1 and 2 to the Summary Compensation Table.

(8)	Mr. Keating forfeited all LTIP awards when he voluntarily resigned in August 2007.

(9)	Ms. Smith forfeited all 2007 plan-based awards when she voluntarily resigned in September 2006.

(10)	Pursuant to the terms of his Amended and Restated Employment Agreement, Mr. Tambakeras did not receive any plan-based awards in 2007.

Outstanding Equity Awards at Fiscal Year 2007 End(1)

	Option Awards(2)						Stock Awards(2)
												Equity
												Incentive
											Equity	Plan
											Incentive	Awards:
											Plan	Market
											Awards:	or
											Number	Payout
											of	Value of
				Number							Unearned	Unearned
			Number	of							Shares,	Shares,
			of	Securities					Number	Market	Units or	Units or
			Securities	Underlying					of Shares	Value of	Other	Other
			Underlying	Un-					or Units	Shares or	Rights	Rights
			Un-	exercised					of Stock	Units of	That	That
			exercised	Options	Option				That Have	Stock	Have	Have
			Options	(#)	Exercise	Option			Not	That Have	Not	Not
	Grant		(#)	Un-	Price	Expiration	Grant		Vested	Not Vested	Vested	Vested
Name	Date		Exercisable	Exercisable	($)	Date	Date		(#)	($)(3)	(#)	($)

Carlos M. Cardoso	4/28/2003		64,878	—	29.64	4/28/2013
	7/27/2004	(a)	8,134	4,066	40.98	7/26/2014	7/27/2004		900	73,827
							1/6/2005		2,500	205,075
	7/25/2005	(a)	4,000	12,000	50.61	7/25/2015	7/25/2005	(a)	2,636	216,231
	7/25/2005	(b)	—	14,766	50.61	7/25/2015	7/25/2005	(b)	4,940	405,228
	7/25/2006		—	44,000	54.12	7/25/2016	7/25/2006		12,550	1,029,477
Totals			77,012	74,832					23,526	1,929,838
Frank P. Simpkins	7/31/2001		2,496	—	38.44	7/30/2011
	5/9/2002		4,000	—	40.69	5/8/2012
	7/29/2003		1,666	—	38.71	7/28/2013
	7/27/2004	(b)	4,000	—	40.98	7/26/2014	7/27/2004	(c)			333	27,316
	7/25/2005	(a)	488	1,461	50.61	7/25/2015	7/25/2005	(a)	326	26,742
	9/19/2005		600	1,800	48.38	9/19/2015	9/19/2005		412	33,796
	7/25/2006		—	2,250	54.12	7/25/2016	7/25/2006		500	41,015
	12/5/2006		—	9,800	61.32	12/5/2016	12/5/2006		3,250	266,598
Totals			13,250	15,311					4,488	368,151	333	27,316
Stanley B. Duzy	7/27/2004	(a)	—	2,866	40.98	7/26/2014	7/27/2004		633	51,925
	7/25/2005	(a)	—	6,525	50.61	7/25/2015	7/25/2005	(a)	1,500	123,045
	7/25/2006		—	6,575	54.12	7/25/2016	7/25/2006		1,470	120,584
Totals			—	15,966					3,603	295,554
William Y. Hsu	4/27/2004		25,000	—	44.70	4/27/2014	4/27/2004		1,375	112,791
	7/27/2004	(a)	4,000	2,000	40.98	7/26/2014	7/27/2004	(a)	433	35,519
	7/25/2005	(a)	1,588	4,762	50.61	7/25/2015	7/25/2005	(a)	1,061	87,034
	7/25/2006		—	4,800	54.12	7/25/2016	7/25/2006		1,060	86,952
Totals			30,588	11,562					3,929	322,296
Ronald C. Keating	7/29/2003		1,667	—	38.71	7/28/2013
	7/1/2004		6,017	7,500	45.68	7/1/2014	7/1/2004		7,500	615,225
	7/27/2004	(a)	2,934	1,466	40.98	7/26/2014	7/27/2004	(a)	333	27,316
	7/25/2005	(a)	1,250	3,750	50.61	7/25/2015	7/25/2005	(a)	757	62,097
	7/25/2006		—	14,700	54.12	7/25/2016	7/25/2006		3,270	268,238
Totals			11,868	27,416					11,860	972,876

(1)	Neither Ms. Smith nor Mr. Tambakeras had any outstanding equity awards as of June 30, 2007.

(2)	Vesting Information:

Grant Date	Vesting Schedule

7/31/2001	33% vests each year over three years beginning on the first anniversary of the grant date; an additional 33% can be vested on an accelerated basis on each applicable anniversary of the grant date if 105% of the Prime Bonus metrics are met for the applicable fiscal year
5/9/2002	33% vests each year over three years beginning on the first anniversary of the grant date; an additional 33% can be vested on an accelerated basis on each applicable anniversary of the grant date if 105% of the Prime Bonus metrics are met for the applicable fiscal year

Grant Date	Vesting Schedule

4/28/2003	33% vests each year over three years beginning on the first anniversary of the grant date
7/29/2003	33% vests each year over three years beginning on the first anniversary of the grant date; an additional 33% can be vested on an accelerated basis on each applicable anniversary of the grant date if 105% of the Prime Bonus metrics are met for the applicable fiscal year
4/27/2004	Stock Option Award: 33% vests each year over three years beginning on the first anniversary of the grant date; Restricted Stock Award: 25% vests each year over four years beginning on the first anniversary of the grant date
7/1/2004	25% vests on the first anniversary of the grant date; 25% on the second anniversary; and 50% on the third anniversary
7/27/2004(a)	33% vests each year over three years beginning on the first anniversary of the grant date
7/27/2004(b)	33% vests each year over three years beginning on the first anniversary of the grant date; an additional 33% can be vested on an accelerated basis on each applicable anniversary of the grant date if 105% of the Prime Bonus metrics are met for the applicable fiscal year
7/27/2004(c)	33% vests each year over three years beginning on the first anniversary of the grant date if 100% of the Prime Bonus metrics are met for the applicable fiscal year (performance acceleration) with any remaining, non-accelerated potion of the award cliff vesting on the sixth anniversary of the grant date
1/6/2005	25% vests each year over four years beginning on the first anniversary of the grant date
7/25/2005(a)	25% vests each year over four years beginning on the first anniversary of the grant date
7/25/2005(b)	50% vests on the second anniversary of the grant date; 25% vests on the third anniversary; 25% vests on the fourth anniversary
9/19/2005	25% vests each year over four years beginning on the first anniversary of the grant date
7/25/2006	25% vests each year over four years beginning on the first anniversary of the grant date
12/5/2006	25% vests each year over four years beginning on the first anniversary of the grant date

(3)	Market value is calculated using the closing price of our common stock on June 29, 2007 ($82.03), since June 30, 2007 was a Saturday.

Option Exercises and Stock Vested In 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(1)

Carlos M. Cardoso	35,122	1,148,807	13,029	880,372
Frank P. Simpkins	4,588	144,291	2,063	113,269
Stanley B. Duzy	10,448	185,615	4,632	247,765
William Y. Hsu	—	—	2,162	140,478
Ronald C. Keating	18,316	599,102	4,736	281,939
Catherine R. Smith	3,500	38,783	750	40,845
Markos I. Tambakeras	183,402	3,886,486	22,942	1,229,333

(1)	In connection with the vesting of restricted stock awards, certain of our named executives surrendered shares to satisfy tax withholding requirements. The number of shares surrendered and the corresponding value of those shares is indicated in the following table.

	Number of	Value of
	Shares	Shares
	Surrendered for	Surrendered
Name	Tax Withholding	($)

Carlos M. Cardoso	5,628	379,545
Frank P. Simpkins	835	46,008
Stanley B. Duzy	1,833	98,047
William Y. Hsu	782	49,972
Ronald C. Keating	1,775	106,264
Catherine R. Smith	319	17,373
Markos I. Tambakeras	9,886	529,734

Retirement Programs

Qualified Defined Benefits Plan.  The Kennametal Retirement Income Plan (the “RIP”) is a qualified defined benefit plan that provides monthly retirement benefits to eligible employees. On October 28, 2003, the Board of Directors approved amendments to the RIP which became effective on December 31, 2003. Effective January 1, 2004, no new non-union employees were eligible for participation in the RIP. Additionally, benefits under the RIP were “frozen”, meaning that they did not continue to accrue after December 31, 2003, for participants who did not meet specified age and service criteria. Certain participants were “grandfathered” and continued their participation in the RIP after December 31, 2003. (Grandfathered participants were those who, as of December 31, 2003, were either (a) age 45 with 20 years of continuous service or (b) age 50 with 5 years of continuous service.) Mr. Hsu and Ms. Smith did not participate in the RIP. None of our other named executives met the criteria for continuation; therefore, their benefit accruals under the RIP discontinued as of January 1, 2004.

Qualified Defined Contribution Plan.  The Kennametal Thrift Plus Plan (“Thrift Plan”) is a defined contribution plan that the company established to encourage investment and savings for eligible Kennametal employees and employees of certain subsidiaries. Eligible employees may elect to contribute a portion of their salary to the plans, and the company matches 50% of employee contributions up to 6 percent of base salary. The matching contributions can be in the form of cash or Kennametal stock. Beginning January 1, 2004, for each employee whose benefit accrual under the RIP was frozen as of December 31, 2003, the company also: (a) makes a cash contribution to the employee’s plan account in an amount equal to 3% of the employee’s eligible compensation (salary and, if applicable, bonus); and (b) may make an annual discretionary cash contribution of up to 3% of eligible compensation based on the overall performance of the company for the fiscal year. The employee contributions, company contributions, and earnings thereon are invested and ultimately paid out in accordance with elections made by the participant. See the Summary Compensation Table on page 37 for information about company contributions to the named executives.

Non-Qualified Plans.  We maintain two non qualified retirement plans for our executives. The Supplemental Executive Retirement Plan (“SERP”) provides for monthly payments for a participant’s lifetime. The amount of the monthly payment differs for each participant and is calculated using a formula based on the executive’s years of service and compensation (current base salary plus Prime Bonus awards averaged for the three most recent fiscal years). The calculated amount is then subject to reduction for primary Social Security benefits and for any benefit payable under the RIP (for executives who never participated in the RIP, or whose benefit was frozen under the RIP, a hypothetical pension offset is used). Under the SERP, there is no right to payments if a participant leaves the company before age 56; beginning at age 56, benefits in the SERP vest 20% per year until the age of 60, when benefits become 100% vested. On October 28, 2003, the SERP was amended to assure that the retirement benefits provided under the SERP will not make up or protect participants from the financial impact of the reduction in retirement benefits payable through the RIP, as amended.

In July 2006, the Compensation Committee replaced the SERP with the Executive Retirement Plan (“ERP”). Only those executives for whom vesting under the SERP had commenced as of December 31, 2006 continue to participate in the SERP. (Of our named executives, Messrs. Duzy and Hsu had commenced vesting as of December 31, 2006 and as such were “grandfathered” under the SERP.) Executives who were not vested under the SERP (including Messrs. Cardoso and Simpkins) participate in the ERP.

The ERP provides a formula-based benefit that is payable on a lump sum basis. The amount of the benefit is based upon an executive’s accrued benefit percentage (which varies by age) and compensation (base salary and Prime Bonus target awards averaged for the three most recent fiscal years). ERP benefits vest once an executive’s accrued benefit percentage reaches 150%. If an executive terminates employment prior to reaching age 62, then the calculated ERP benefit is reduced by the amount of ERP benefits earned during the last two years.

The following table shows benefits our named executives are entitled to under the retirement programs.

2007 Pension Benefits

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
		Service	Benefit(1)	Fiscal Year
Name	Plan Name	(#)	($)	($)

Carlos M. Cardoso	RIP	.7	9,746	0
	ERP	4.2	879,641	0
Frank P. Simpkins	RIP	8.2	63,640	0
	ERP	8.7	349,506	0
Stanley B. Duzy	RIP	4.1	115,482	0
	SERP	7.6	2,056,371	0
William Y. Hsu(2)	SERP	3.3	1,489,682	0
Ronald C. Keating(3)	RIP	2.4	18,705	0
	ERP	2.9	171,703	0
Catherine R. Smith(4)	ERP	—	—	—
Markos I. Tambakeras(5)	RIP	4.6	104,663	0
	SERP	—	—	—

(1)	The accumulated benefit is based on the named executive’s historical compensation, length of service, the plan’s provisions, and applicable statutory and regulatory requirements. The present value has been calculated assuming the named executive will remain in service until age 65 for the RIP, 60 for the SERP, and 62 for the ERP. Vesting schedules under the plans are disregarded for purposes of these calculations. Refer to note 12 to the financial statements in Kennametal’s Annual Report on Form 10-K for 2007 for a discussion of additional assumptions used in calculating the present value.

(2)	Mr. Hsu did not participate in the RIP.

(3)	Upon his resignation from the company in August 2007, Mr. Keating’s participation in the ERP terminated and he will not be entitled to any benefit under the ERP.

(4)	Ms. Smith did not participate in the RIP. Upon her resignation from the company in September 2006, Ms. Smith’s participation in the ERP terminated and she is not entitled to any benefit under the ERP.

(5)	Under the terms of his Amended and Restated Executive Employment Agreement, Mr. Tambakeras’s participation in the SERP terminated and he is not entitled to any benefit under the SERP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

In certain circumstances, our Amended and Restated Officer’s Employment Agreement (the “Employment Agreement”) provides for post-termination payments to our named executives3 upon termination of employment and/or in the event of a change in control. The material provisions of the Employment Agreement are described in

3 For purposes of this discussion, our named executives include only those named executives who remain employed by the company as of the date of this Proxy Statement (Messrs. Cardoso, Duzy, Hsu, and Simpkins). None of our former executives, Mr. Keating, Ms. Smith or Mr. Tambakeras, is a party to any agreement that would provide benefits under this section.

the “Compensation Discussion & Analysis” on page 32. Under the Employment Agreement, the amount a named executive would receive upon termination of his employment depends on the reason for his termination and whether the termination is in connection with a change in control. Our stock and incentive plans and certain of our retirement plans also include change in control provisions. The following discussion explains the effects of termination, both within and outside of the context of a change in control, under the Employment Agreement, our stock and incentive plans, and our applicable retirement plans.

Termination Outside of a Change-In-Control

Termination Provisions under the Employment Agreement

Select definitions.  The terms set forth below generally have the following meanings under the Employment Agreement and as used in this discussion:

•	“Change in Control” — means a change in control transaction of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended. Transactions that would be deemed a Change in Control include:

•	A merger with any other corporation or entity other than one in which we own all of the outstanding equity interests;

•	A sale of all or substantially all of our assets; and

•	The acquisition of 25% or more of the outstanding shares of Kennametal or the voting power of the outstanding voting securities of Kennametal together with or followed by a change in our Board’s composition such that a majority of the Board’s members does not include those who were members at the date of the acquisition or members whose election or nomination was approved by a majority of directors who were on the Board prior to the date of the acquisition.

•	“Cause” — generally means that the executive: (a) is guilty of malfeasance, willful misconduct or gross negligence in the performance his duties; or (b) has not made his services available to Kennametal on a full time basis; or (c) has breached the non-competition provisions of the Employment Agreement.

•	“Date of Termination” — generally means: (a) if executive’s employment is terminated due to his death or retirement, the date of death or retirement, respectively; or (b) if executive’s employment is terminated for any other reason, the date on which the termination becomes effective as stated in the written notice of termination given to or by the executive.

•	“Good Reason” — generally means the occurrence of any of the following at or after a Change-in-Control: (a) diminution of responsibilities; (b) reduction in base salary as in effect immediately prior to any Change-in-Control; (c) failure to provide comparable levels of incentive compensation and benefit programs; (d) failure to obtain the assumption of the Employment Agreement by any successor company; (e) relocation to a facility more than 50 miles from present location; or (f) any purported termination of the executive by Kennametal, which is not for Cause.

Cash Severance.  We do not pay severance to any executive officer whose employment is terminated by us for Cause or who voluntarily terminates his employment. If we terminate a named executive’s employment prior to a change in control and without “Cause”, the named executive becomes entitled to the following:

•	For Mr. Cardoso — A continuation of base salary for up to 24 months as severance pay, in addition to all amounts due him at the Date of Termination. Severance amounts would be offset by any salary earned by Mr. Cardoso in the event he obtains other employment during the 24-month period.

•	For Messrs. Duzy, Hsu and Simpkins — A continuation of base salary for 12 months as severance pay, in addition to all amounts due him at the Date of Termination.

•	For all named executives —

•	Severance amounts are payable in accordance with our established payroll policies.

•	We may discontinue severance payments if we determine the executive has violated any provision of the Employment Agreement (including the three-year non-competition provision).

•	Executives are not entitled to severance under any other termination scenario outside of a change in control context.

Termination Provisions Under Our Equity Compensation Plans

We provide both equity-based and cash-based long-term incentive awards for executives. (Please see the discussion on pages 27 – 30 for further details of these programs.) Awards are granted under the 2002 Plan; however, certain of our named executives have awards that are outstanding under the 1999 Plan. Both the 1999 Plan and the 2002 Plan allow for stock option awards and share awards. In addition, the 2002 Plan provides for cash-based awards.

•	1999 Plan — The 1999 Plan does not provide for additional benefits in the event of termination of employment except in the case of death, disability and retirement.

•	Death and Disability: If employment is terminated as a result of death or disability, all unvested restricted stock awards and stock options become fully vested.

•	Retirement: Upon retirement, all unvested restricted stock awards become fully vested. Unvested stock options continue to vest and become exercisable in accordance with their original vesting schedule for a two-year period following termination. Any remaining unvested stock options are forfeited after the expiration of the two-year period.

•	The right to exercise a stock option or vest in any shares is conditioned on non-competition provisions during employment and for three years after employment ends. Further, if the named executive received or is entitled to the delivery or vesting of stock during the last 12 months of employment or during the 24 months following termination, the Board of Directors may require the executive to forfeit the shares if it deems the executive engaged in Injurious Conduct (as defined in the plan documents).

•	2002 Plan — The 2002 Plan does not provide for additional benefits in the event of termination of employment except in the case of death, disability and retirement.

•	Death and Disability: If employment is terminated as a result of death or disability, all unvested restricted stock awards and stock options become fully vested, with such options being exercisable for a period the lesser of three years or the remaining original option term. Cash awards, under the agreements issued under the 2002 Plan, become vested on a pro-rata percentage of the award and become immediately payable.

•	Retirement: Upon retirement, all unvested restricted stock awards become fully vested. Unvested stock options continue to vest in accordance with their original vesting schedule for a two-year period following termination, with such options being exercisable for a period following termination the lesser of three years or the remaining original option term. Any remaining unvested stock options are forfeited after the expiration of the two-year period. Cash awards, under the agreements issued under the 2002 Plan, become vested on a pro-rata percentage of the award, subject to final determination based upon achievement of the prescribed performance targets, and are payable at the end of the designated performance period.

•	The right to exercise a stock option or vest in any shares is conditioned on non-competition provisions during employment and for two years after employment ends under the 2002 Plan. Further, if the named executive received or is entitled to the delivery or vesting of stock during the last 12 months of employment or during the 24 months following termination, the Board of Directors may require the executive to forfeit the shares if it deems the executive engaged in Injurious Conduct (as defined in the plan documents).

Termination Provisions Under Certain of Our Retirement Plans

We maintain various retirement programs including the Retirement Income Plan (“RIP”), the Thrift Plus Plan (a 401(k) plan) (the “TPP”), the Supplemental Executive Retirement Plan (“SERP”) and the Executive Retirement Plan (“ERP”). (Please see page 44 for additional details regarding these retirement programs.) Not all executive officers participate in each plan. There are no additional benefits provided to the named executives in the event of a termination of employment prior to a Change in Control. The right to receive benefits under the SERP and ERP are conditioned on non-competition provisions described below.

•	SERP — Messrs. Duzy and Hsu are active participants in the SERP. The right to receive benefits under the SERP is conditioned on the executive not competing against us for as long as he is receiving payments under the SERP. If the Compensation Committee determines that a violation of the non-competition provision has occurred, and the violation is not corrected within the allotted time, the executive forfeits any right to future payments under the SERP.

•	ERP — Messrs. Cardoso and Simpkins are active participants in the ERP. The right to receive benefits under the ERP is conditioned on non-competition and non-solicitation provisions during employment and for the three-year period following termination. If the Compensation Committee determines that a violation of the provisions has occurred and the violation is not corrected within the allotted time, the executive forfeits any right to future payments under the ERP. The Committee is authorized to take legal action to recover benefits that have already been paid.

Termination of Employment — In Connection with a Change in Control

Termination Provisions under the Employment Agreement — Change-in-Control

Cash severance pay.  If a named executive’s employment is terminated upon a Change in Control or within three years after a Change in Control, either by the executive for Good Reason or by the employer other than for Cause or disability, the executive will receive in cash as severance pay an amount equal to the product of

(i) the lesser of:

(x) 2 and eight tenths (2.8),

(y) a number equal to the number of calendar months remaining from the Date of Termination to the executive’s retirement date (defined in the Employment Agreement), divided by twelve (12), or

(z) a number equal to the product obtained by multiplying thirty-six (36) less the number of completed months after the date of the Change in Control during which the executive was employed and did not have Good Reason for termination, times one-twelfth (1/12)

times

(ii) the sum of (x) and (y) below:

(x) executive’s base salary at the annual rate in effect on the Date of Termination (or, at executive’s election, at the annual rate in effect on the first day of the calendar month immediately prior to Change-in-Control), plus

(y) the average of any bonuses which executive was entitled to or paid during the three most recent fiscal years ending prior to the Date of Termination or, if the executive is employed for less than one year, the target bonus for the year in which the termination occurred.

Continuation of medical and welfare benefits.  For a three-year period following the Date of Termination, the named executive will receive the same medical, dental, disability and group insurance benefits that he received at the Date of Termination.

•	To the extent that the benefits cannot be provided by law or plan provision, the company will make a payment to the executive equal to the difference between the amounts that would have been paid under the programs and the amount paid, if any, by the executive.

Partial excise tax gross-up.  The company will provide a payment adjustment if, due to excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the executive’s net after-tax benefits are less than intended under the cash severance component described above.

•	This calculation is determined by assessing the total after-tax value of all benefits provided upon a Change in Control. To the extent that the after-tax benefit is less than the cash severance payment, an additional payment is made to the executive that will permit the executive to receive the full intended benefit of the cash severance pay, as determined on an after-tax basis.

Termination Provisions Under Our Equity Compensation Plans — Change-in-Control

Equity-based and other cash-based long-term incentive awards.  The following provisions apply to previously granted and outstanding awards in the event of a Change in Control.

•	1999 Plan — All options immediately vest and become exercisable in full upon the Change in Control. If an executive ceases to be employed within one-year following a Change in Control, then any outstanding options may only be exercised within three months after the Termination Date (or until the expiration date of the option, if earlier). All unvested restricted stock awards immediately vest.

•	2002 Plan — Unless the Board determines otherwise by resolution, all options immediately vest and become exercisable in full upon the Change in Control. Options held by an executive who is terminated for any reason during the two years following a Change in Control may be exercised at any time within the three-month period following the Termination Date (regardless of the expiration date of the option). All other awards, including any cash-based awards, which have not previously vested will vest and all restrictions on those awards will lapse upon a Change in Control. Cash awards are paid at target value. Awards held by an executive who is terminated for any reason during the two years following a Change in Control will automatically vest and all restrictions will lapse.

Termination Provisions Under Our Retirement Plans — Change-in-Control

The benefits under the TPP, SERP and ERP are impacted in the event of a Change in Control as described below.

•	SERP and ERP — Each executive who is an employee at the time of a Change in Control will become 100% vested in the SERP and ERP plans, as applicable. Each executive who is actively participating in the SERP at the time of a Change in Control will receive up to three years of additional credit for purposes of computing benefits under the SERP (including any offsets under the SERP for RIP benefits regardless of whether the RIP benefit is actually paid under the RIP or paid on a non-qualified basis). Receipt of the SERP and ERP benefits are conditioned upon compliance with the non-competition provisions described above.

•	TPP — The terms of the Employment Agreement provide that each executive will receive three years of additional credit for purposes of computing the amount of the company match that would have been provided under the TPP assuming the executive had contributed the maximum allowable elective deferral for such years and provided the executive is actively participating in the TPP at the time of a Change in Control. The annual company match is equal to 50% of the first 6% of eligible compensation deferred by a participant. Additionally, each executive will receive three years of additional credit for purposes of computing a basic contribution of 3% of eligible compensation for such years provided the executive is actively participating in the TPP (and not grandfathered under the RIP) at the time of a Change in Control. The company may also contribute up to an additional 3% of compensation to executives at the discretion of the Board of Directors.

The following tables detail the potential payments and benefits to which the named executives would be entitled under each termination of employment and change in control scenario.

Carlos M. Cardoso

	Non-Change in Control				Change in Control
					Involuntary
					Not for Cause
					Termination of
	Involuntary				Employment by
	Not for Cause				Company or by	Without
Named Executive Officer	Termination of				Executive for	Termination of
Payments and Benefits	Employment	Death	Disability	Retirement	Good Reason	Employment

Severance(1)	1,500,000	—	—	—	4,553,057	—
Stock Options (Unvested)(2)	—	2,236,311	2,236,311	—	2,236,311	2,236,311
Restricted Stock (Unvested)(3)	—	1,929,838	1,929,838	—	1,929,838	1,929,838
LTIP Cash Award FY 2005 — 2007 Cycle (Unvested)(4)	—	386,452	386,452	—	386,452	386,452
LTIP Cash Award FY 2006 — 2008 Cycle (Unvested)(4)	—	404,000	404,000	—	404,000	404,000
LTIP Cash Award FY 2007 — 2009 Cycle (Unvested)(4)	—	665,000	665,000	—	665,000	665,000
SERP/ERP(5)	—	—	—	—	415,507	849,077
Thrift Plan Contributions(6)	—	—	—	—	49,838	—
Health & Welfare Benefits Continuation(7)	—	—	—	—	51,738	—
Life Insurance Proceeds(8)	—	500,000	—	—	—	—
Excise Tax and Gross-up(9)	—	—	—	—	—	—
Totals	1,500,000	6,121,601	5,621,601	—	10,691,741	6,470,678

Frank P. Simpkins

	Non-Change in Control				Change in Control
					Involuntary
					Not for Cause
					Termination of
	Involuntary				Employment by
	Not for Cause				Company or by	Without
Named Executive Officer	Termination of				Executive for	Termination of
Payments and Benefits	Employment	Death	Disability	Retirement	Good Reason	Employment

Severance(1)	355,000	—	—	—	1,500,742	—
Stock Options (Unvested)(2)	—	372,258	372,258	—	372,258	372,258
Restricted Stock (Unvested)(3)	—	395,467	395,467	—	395,467	395,467
LTIP Cash Award FY 2005 — 2007 Cycle (Unvested)(4)	—	—	—	—	—	—
LTIP Cash Award FY 2006 — 2008 Cycle (Unvested)(4)	—	50,000	50,000	—	50,000	50,000
LTIP Cash Award FY 2007 — 2009 Cycle (Unvested)(4)	—	76,500	76,500	—	76,500	76,500
SERP/ERP(5)	—	—	—	—	259,509	337,362
Thrift Plan Contributions(6)	—	—	—	—	63,511	—
Health & Welfare Benefits Continuation(7)	—	—	—	—	41,219	—
Life Insurance Proceeds(8)	—	500,000	—	—	—	—
Excise Tax and Gross-up(9)	—	—	—	—	—	—
Totals	355,000	1,394,225	894,225	—	2,759,206	1,231,587

Stanley B. Duzy, Jr.

	Non-Change in Control				Change in Control
					Involuntary
					Not for Cause
					Termination of
	Involuntary				Employment by
	Not for Cause				Company or by	Without
Named Executive Officer	Termination of				Executive for	Termination
Payments and Benefits	Employment	Death	Disability	Retirement	Good Reason	of Employment

Severance(1)	328,000	—	—	—	1,653,851	—
Stock Options (Unvested)(2)	—	523,708	523,708	363,602	523,708	523,708
Restricted Stock (Unvested)(3)	—	295,554	295,554	295,554	295,554	295,554
LTIP Cash Award FY 2005 — 2007 Cycle (Unvested)(4)	—	275,798	275,798	275,798	275,798	275,798
LTIP Cash Award FY 2006 — 2008 Cycle (Unvested)(4)	—	224,000	224,000	224,000	224,000	224,000
LTIP Cash Award FY 2007 — 2009 Cycle (Unvested)(4)	—	224,000	224,000	224,000	224,000	224,000
SERP/ERP(5)	—	—	—	—	63,528	—
Thrift Plan Contributions(6)	—	—	—	—	53,016	—
Health & Welfare Benefits Continuation(7)	—	—	—	—	62,207	—
Life Insurance Proceeds(8)	—	500,000	—	—	—	—
Excise Tax and Gross-up(9)	—	—	—	—	—	—
Totals	328,000	2,043,060	1,543,060	1,382,954	3,375,662	1,543,060

William Y. Hsu

	Non-Change in Control				Change in Control
					Involuntary
					Not for Cause
					Termination of
	Involuntary				Employment by
	Not for Cause				Company or by	Without
Named Executive Officer	Termination of				Executive for	Termination
Payments and Benefits	Employment	Death	Disability	Retirement	Good Reason	of Employment

Severance(1)	307,000	—	—	—	1,484,205	—
Stock Options (Unvested)(2)	—	365,748	365,748	248,880	365,748	365,748
Restricted Stock (Unvested)(3)	—	322,296	322,296	322,296	322,296	322,296
LTIP Cash Award FY 2005 — 2007 Cycle (Unvested)(4)	—	192,588	192,588	192,588	192,588	192,588
LTIP Cash Award FY 2006 — 2008 Cycle (Unvested)(4)	—	162,500	162,500	162,500	162,500	162,500
LTIP Cash Award FY 2007 — 2009 Cycle (Unvested)(4)	—	162,500	162,500	162,500	162,500	162,500
SERP/ERP(5)	—	—	—	—	494,063	297,936
Thrift Plan Contributions(6)	—	—	—	—	52,793	—
Health & Welfare Benefits Continuation(7)	—	—	—	—	63,884	—
Life Insurance Proceeds(8)	—	500,000	—	—	—	—
Excise Tax and Gross-up(9)	—	—	—	—	—	—
Totals	307,000	1,705,632	1,205,632	1,088,764	3,300,577	1,503,568

(1)	For purposes of these calculations, upon involuntary, not for Cause termination or termination by the named executive for Good Reason following a Change in Control, each named executive is assumed to receive the maximum severance payable under the provisions of his Employment Agreement.

(2)	Messrs. Cardoso and Simpkins would not receive accelerated vesting upon retirement under the plans until they become retirement eligible. The incremental value shown above for each stock option subject to accelerated vesting is calculated based on the difference between the fair market value of the stock price on June 30, 2007 (the last day of fiscal year 2007) and the exercise price set at the date of grant.

(3)	Messrs. Cardoso and Simpkins would not receive accelerated vesting upon retirement under the plans until they become retirement eligible. The incremental value shown above for each restricted stock award subject to accelerated vesting is calculated based on the fair market value of the stock price on June 30, 2007.

(4)	All LTIP awards immediately vest upon Change in Control, death, disability and retirement under the 2002 Plan. Messrs. Cardoso, and Simpkins would not receive accelerated vesting upon retirement under the plans until they become retirement eligible. The incremental value shown above for each LTIP award subject to accelerated vesting is calculated based on the target performance payout for the fiscal year.

(5)	In a Change in Control context, named executives covered under the SERP (Mr. Duzy and Mr. Hsu): (i) receive accelerated vesting of benefits under the SERP (applicable only to Mr. Hsu; Mr. Duzy is already fully vested under the SERP), and (ii) three (3) additional years of continuous service are provided under the Employment Agreement for purposes of calculating benefits received upon involuntary, not for Cause termination or upon termination by the executive for Good Reason. Outside of the Change in Control context, no accelerated vesting under the SERP or incremental benefit accruals are provided upon any termination event. In a Change of Control context, named executives covered under the ERP (Mr. Cardoso and Mr. Simpkins) receive accelerated vesting of benefits under the ERP, but no additional continuous service credits under any termination scenario. In any circumstance (regardless of whether a Change in Control has occurred), if the named executive’s employment is voluntarily or involuntarily terminated prior to attainment of age 62, then the ERP provides that the executive forfeits the last 24 months of credited service under the plan. This forfeiture does not apply to terminations upon death or disability.

(6)	Following a Change in Control, the Employment Agreement provides that basic and matching contributions under the TPP will continue for a three (3) year period in the case of an involuntary, not for Cause termination or a termination by the executive for Good Reason. To the extent that the terms and conditions under the TPP would not allow these continued contributions, a payment to the executive in an amount equal to the calculated benefit would be made. The TPP basic contributions are calculated based on the maximum eligible compensation allowable under a qualified plan for the fiscal year multiplied by 3%. The TPP matching contributions are calculated based on the maximum eligible compensation allowable under a qualified plan for the fiscal year multiplied by 3% i.e., match of 50% of first 6% of eligible compensation. A discretionary contribution of up to 3% of maximum compensation may also be awarded under the TPP; however, no amount for such contribution is included in this disclosure.

(7)	Following a Change in Control, these benefits consist of continued medical, dental, group term life and long term disability benefits for three (3) years upon involuntary, not for Cause termination or upon termination by the executive for Good Reason.

(8)	The company secures a life insurance policy for executive officers with a face value death benefit of $500,000 payable to the executive’s beneficiary upon the executive’s death.

(9)	These payments are only payable in the case that the executive’s payments following a Change in Control result in excess parachute payments under IRC Section 280G. The Employment Agreement provides that any excise tax and gross up payments will equal only that amount required to assure that the executive receives payment at least equal to the expected severance payment without the executive incurring golden parachute excise tax out of pocket. The estimated calculations incorporate the following tax rates: 280G excise tax rate of 20 percent, a statutory 35 percent federal income tax rate, a 1.45 percent Medicare tax rate and a 3.07 percent state income tax rate.

OWNERSHIP OF CAPITAL STOCK BY
DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table sets forth beneficial ownership information as of August 15, 2007 for our directors, nominees, named executives(1) and all directors and executive officers as a group.

	Amount of		Total Beneficial
	Beneficial	Stock	Ownership and
Name of Beneficial Owner	Ownership(2)(3)	Credits(4)	Stock Credits

Ronald M. DeFeo	34,166	5,136	39,302
Philip A. Dur	5,096	—	5,096
A. Peter Held	37,621	6,120	43,741
Timothy R. McLevish	10,316	3,753	14,069
William R. Newlin(5)	151,248	46,595	197,843
Lawrence W. Stranghoener	24,615	4,728	29,343
Steven H. Wunning	7,167	3,157	10,324
Larry D. Yost	40,414	12,290	52,704
Carlos M. Cardoso	165,356	8,219	173,575
Stanley B. Duzy	4,729	25,603	30,332
William Y. Hsu	42,280	6,416	48,696
Ronald C. Keating	39,538	—	39,538
Frank P. Simpkins	32,084	—	32,084
Directors and Executive Officers as a Group (22 persons)	720,688	140,007	860,695

(1)	Beneficial ownership information for each of Ms. Smith and Mr. Tambakeras has not been included in the table above.

(2)	No individual beneficially owns in excess of one percent of the total shares outstanding. Directors and executive officers as a group beneficially owned 1.9% of the total shares outstanding as of August 15, 2007. Unless otherwise noted, the shares shown are subject to the sole voting and investment power of the person named.

(3)	In accordance with SEC rules, this column also includes shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days as follows: Mr. DeFeo, 29,667; Mr. Dur, 3,501; Mr. Held, 32,267; Mr. McLevish, 10,167; Mr. Newlin, 140,167; Mr. Stranghoener, 22,167; Mr. Wunning, 7,167, Mr. Yost, 40,167; Mr. Cardoso, 103,461; Mr. Duzy, 0; Mr. Hsu, 35,376; Mr. Keating, 25,759; and Mr. Simpkins, 14,900. Additionally, the figures shown in this column include unvested restricted stock shares over which the director or officer has sole voting power but no investment power as follows: Mr. DeFeo, 1,005; Mr. Dur, 1,233; Mr. McLevish, 149; Mr. Newlin, 1,202; and Mr. Stranghoener, 1,202; Mr. Cardoso, 21,781; Mr. Duzy, 2,102; Mr. Hsu, 3,710; Mr. Keating, 0; and Mr. Simpkins, 6,306.

(4)	This column represents shares of common stock to which the individuals are entitled pursuant to their election to defer fees or bonuses as stock credits under the Directors Stock Incentive Plan, the Prime Bonus Plan or its predecessor, the Performance Bonus Stock Plan, or the Stock and Incentive Plan of 2002.

(5)	The figure shown includes 7,223 shares owned by Mr. Newlin’s Self-Directed Retirement Account.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth each person or entity that may be deemed to have beneficial ownership of more than 5% of the outstanding common stock of the company based upon information publicly available as of August 15, 2007.

	Number of
	Shares of
	Common
	Stock	Percent of
Name and Address of	Beneficially	Outstanding
Beneficial Owner	Owned(1)	Capital Stock(1)

Transamerica Investment Management LLC(2)	2,102,390	5.41%
11111 Santa Monica Blvd. Suite 820 Los Angeles, CA 90025
Wellington Management Company LLP(3)	1,948,500	5.01%
75 State Street Boston, MA 02109

(1)	As reported by the holder in the most recent Form 13F filing with the Securities Exchange Commission.

(2)	Transamerica Investment Management LLC has sole voting power with respect to 2,016,830 shares, shared voting power with respect to 107 shares, and disclaims voting power over 85,453 shares.

(3)	Wellington Management Co. LLP has sole investment power with respect to 1,837,900 shares and sole voting power over 1,724,100 shares, and disclaims voting power over 113,800 shares. Wellington Trust Company, NA, an affiliate of Wellington Management Co. LLP, has sole investment power and shared voting power with respect to 81,600 shares, and Wellington Management International, Ltd, also an affiliate of Wellington Management Co. LLP, has sole investment power and shared voting power with respect to 24,500 shares.

FORM 10-K ANNUAL REPORT TO THE
SECURITIES AND EXCHANGE COMMISSION

Copies of our Annual Report on Form 10-K for the fiscal year ended June 30, 2007 as filed with the SEC were mailed to shareowners with this Proxy Statement. Copies of all company filings with the SEC are available on our website at www.kennametal.com under the “Investor Relations” tab of the “Corporate” page. A shareowner may obtain a paper copy of this Proxy Statement, the Annual Report, or any other filing with the SEC without charge by writing to: Director of Investor Relations, Kennametal Inc., 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under Securities and Exchange Commission rules, our directors, executive officers and owners of more than 10% of our stock are required to file with the SEC reports of holdings and changes in beneficial ownership of company stock on Forms 3, 4 and 5. SEC regulations also require our directors, executive officers and greater than ten percent (10%) shareowners to furnish us with copies of all Forms 3, 4 and 5 they file. We have reviewed copies of reports provided to the company, as well as other records and information. Based on that review, we concluded that all reports were timely filed for 2007 except that, due to an administrative error, a Form 4 reporting an open market sale by Mr. Tambakeras consisting of six separate transactions (all occurring on the same day) was filed one day late.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE FOR AGAINST ABSTAIN
I. ELECTION OF THREE DIRECTORS FOR TERMS TO II. RATIFICATION OF THE EXPIRE IN 2010: SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2008.
VOTE FOR all WITHHOLD
Nominees:
nominees listed AUTHORITY
(except as marked to vote FOR ALL
01 Carlos M. Cardoso;
to the contrary). NOMINEES listed
02 A. Peter Held and
03 Larry D. Yost
This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of the nominees in Item I above and FOR the ratification of the selection of the independent registered public accounting firm. The proxies are authorized to vote, in accordance with their judgment, upon such other matters as may properly come before the meeting and any adjournments thereof.
(Instruction: To withhold authority to vote for ANY INDIVIDUAL NOMINEE, write that nominee’s name on the line provided below):
Signature(s) Signature(s) Date , 2007 SIGN EXACTLY AS ADDRESSED, BUT IF EXECUTED FOR A CORPORATION, MINOR, ETC., SIGN THAT NAME AND SIGNATURE AND CAPACITY OF AUTHORIZED SIGNITORE.

FOLD AND DETACH HERE
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET TELEPHONE
http://www.proxyvoting.com/kmt 1-866-540-5760
Use the Internet to vote your proxy. OR Use any touch-tone telephone to
Have your proxy card in hand vote your proxy. Have your proxy when you access the web site. card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, tax documents documents and& other shareholder information or to change your registered address. Simply
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You can view the Annual Report and Proxy Statement on the internet at www.kennametal.com

PROXY PROXY KENNAMETAL INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION
You, the undersigned shareowner, appoint each of Carlos M. Cardoso, William R. Newlin and Larry D. Yost your attorney and proxy, with full power of substitution, on your behalf and with all powers that you would possess if personally present (including the power to vote cumulatively in the election of directors as explained in the Proxy Statement), to vote all shares of Kennametal Inc. common stock that you would be entitled to vote at the Annual Meeting of Shareowners of Kennametal Inc. to be held at the Quentin C. McKenna Technology Center located at 1600 Technology Way (on Route 981 South), Latrobe, Unity Township, Pennsylvania, on Tuesday, October 23, 2007 at 2:00 p.m. (Eastern Time), and at any adjournments thereof. The shares represented by this proxy shall be voted as instructed by you. If you do not otherwise specify, your shares (other than shares held in your Kennametal Inc. 401(k) account, which will be voted by the plan trustee based on your instructions) will be voted in accordance with the recommendations of the Board of Directors, as follows: THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM I AND FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN ITEM II. If you have shares of Kennametal Inc. common stock in your Kennametal Inc. 401(k) account, you must provide voting instructions to the plan trustee with this proxy or by internet or telephone no later than Thursday, October 18, 2006 in order for such shares to be voted. Your voting instructions will be held in confidence.
(over)
Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE
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